Exhibit 10.1

MASTER REPURCHASE AGREEMENT

Dated as of June 4, 2020

by and between

CMFT RE LENDING RF SUB CB, LLC,
as Seller,

and

CITIBANK, N.A.,
as Buyer

EXHIBITS

i

MASTER REPURCHASE AGREEMENT

MASTER REPURCHASE AGREEMENT, dated as of June 4, 2020 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and between CMFT RE LENDING RF SUB CB, LLC, a Delaware limited liability company (“Seller”), and CITIBANK, N.A., a national banking association (including any successor thereto and any other Person that shall become a party hereto pursuant to Article 18(b) hereof, “Buyer”).

ARTICLE 1
APPLICABILITY

Subject to the terms of the Transaction Documents, from time to time the parties hereto may enter into transactions in which Seller will sell to Buyer, all of Seller’s right, title and interest in and to certain Eligible Assets (as defined herein) and the other related Purchased Items (as defined herein) (collectively, the “Assets”) against the transfer of funds by Buyer to Seller, with a simultaneous agreement by Buyer to re-sell back to Seller, and by Seller to repurchase, such Assets at a date certain or on demand, against the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing by Seller and Buyer, shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits, schedules or annexes identified herein as applicable hereunder. Each individual transfer of an Eligible Asset shall constitute a distinct Transaction. Notwithstanding any provision or agreement herein, this Agreement is not a commitment by Buyer to engage in Transactions, but sets forth the requirements under which Buyer would consider entering into Transactions from time to time. At no time shall Buyer be obligated to purchase or effect the transfer of any Eligible Asset from Seller to Buyer. Any commitment to enter into a Transaction shall be subject to Buyer’s sole discretion, shall be evidenced by Buyer’s delivery of a Confirmation pursuant to Article 3(c)(ii) and shall be subject to satisfaction of all terms and conditions of this Agreement.

ARTICLE 2
DEFINITIONS
The following capitalized terms shall have the respective meanings set forth below.
“Accelerated Repurchase Date” shall have the meaning specified in Article 13(b)(i).
“Accepted Servicing Practices”, with respect to any Purchased Asset, shall have the meaning set forth in the Servicing Agreement or, if not defined therein, shall mean those commercial mortgage loan servicing practices of prudent commercial mortgage lending institutions that service commercial mortgage loans of the same type as such Purchased Asset in the state where the related underlying real estate directly or indirectly securing or supporting such Purchased Asset is located.

“Account Bank” shall mean JPMorgan Chase Bank, N.A. or any successor selected by Seller and approved by Buyer in its reasonable discretion.
“Account Control Agreement” shall mean that certain Account Control Agreement, dated as of the Closing Date, among Buyer, Seller and Account Bank with respect to the Collection Account, as the same may be amended, modified, and/or restated from time to time, and/or any replacement agreement.
“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief, or, in the case of a petition not initiated by, on behalf of or with the consent of Seller, is not dismissed or stayed within ninety (90) days; (b) the seeking of or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so; (d) the making of a general assignment for the benefit of creditors; or (e) the admission in a legal proceeding or in writing by such Person of its inability generally to pay its debts or discharge its obligations as they become due or mature (including without limitation, its obligations under any Transaction Documents).
“Affiliate” shall mean, (i) when used with respect to Seller or Guarantor, Guarantor and Guarantor’s Subsidiaries, or (ii) when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
“Agreement” shall have the meaning specified in the introductory paragraph hereof. “Anti-Money Laundering Laws” shall have the meaning specified in Article 9(kk). “Applicable Index” shall have the meaning specified in the Fee Letter.
“Applicable Spread” shall have the meaning specified in the Fee Letter.
“Appraisal” shall mean a FIRREA compliant appraisal of the related Mortgaged Property from a third party appraiser in form and substance satisfactory to Buyer.
“Asset Schedule and Exception Report” shall have the meaning specified in the Custodial Agreement.
“Assets” shall have the meaning specified in Article 1.
“Assignment of Leases” shall mean, with respect to any Mortgaged Property related to a Purchased Asset, any assignment of leases, rents and profits derived from the ownership, operation or leasing of such Mortgaged Property, or similar document or instrument executed by a Mortgagor in connection with the origination of a Purchased Asset.
“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment and pledge of the Mortgage.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.
“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.
“Buyer” shall have the meaning specified in the introductory paragraph hereof.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.
“Change in Law” shall mean the introduction of, or a change in, any Requirement of Law or in the interpretation or application thereof, or compliance by Buyer with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority.
“Change of Control” shall mean the occurrence of any of the following events: (a) a merger or consolidation of Seller, (b) a merger or consolidation of Guarantor and Guarantor is not the surviving entity, (c) any conveyance, transfer, lease or disposal of all or substantially all of Seller’s or Guarantor’s assets to any Person or entity (other than, in the case of Seller, sales of Purchased Assets in the ordinary course of business), (d) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Manager) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or the applicable equivalent, (e) Guarantor shall cease to directly or indirectly own and Control, of record and beneficially, 100% of the Capital Stock of Seller or (f) CIM Group, LLC or an Affiliate of CIM Group, LLC Controlled by CIM Group, LLC shall cease to act as the external manager for Guarantor; provided, that an internalization of management by Guarantor shall not be deemed a breach of this clause (f).
“Closing Date” shall mean June 4, 2020.
“Collateral” shall have the meaning specified in Article 6(a).
“Collection Account” shall have the meaning specified in Article 5(c).

“Commercial Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of office, retail and/or industrial uses (or another property type which Buyer approves on a case by case basis).
“Competitor” shall mean any Person listed on Exhibit IX hereto.
“Compounded SOFR” shall mean the compounded average of SOFR, as calculated and published by, or at the direction of, a Relevant Governmental Body.
“Confidential Information” shall have the meaning specified in Article 28(j).
“Confirmation” shall mean a confirmation statement substantially in the form of Exhibit III hereto, as same may be amended, modified and/or restated from time to time.
“Conforming Changes” shall mean any technical, administrative or operational changes which Buyer determines is both (i) appropriate to implement the Index Transition and (ii) consistent with Market Practice.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Contingent Liabilities” shall mean, with respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off- Balance Sheet Rules defined below), (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person and (iii) reasonable and customary “bad boy” acts agreed to by such person (as guarantor thereunder) in connection with a mortgage loan or mezzanine loan transaction, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” shall mean the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).
“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.
“Covenant Compliance Certificate” shall mean an officer’s certificate from Seller substantially in the form of Exhibit VI attached hereto.
“Covered Taxes” shall mean any Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer under the Transaction Documents excluding (a) income Taxes, branch profits Taxes, franchise Taxes or any Taxes imposed on net income (however denominated) or any similar Taxes imposed by the jurisdiction in which Buyer is organized, maintains either its principal office or a lending or purchasing office, or any other jurisdiction in which Buyer is engaged in a trade or business, or any political subdivision of any thereof or that are Other Connection Taxes, (b) any and all U.S. federal withholding Taxes that are in effect (x) as of the date of this Agreement, or (y) if later, as of the date when Buyer becomes a buyer pursuant to Article 18(b), (c) any Taxes attributable to Buyer’s failure to comply with Article 5(j)(v) or Article 18(g), and (d) any withholding Taxes imposed under FATCA.
“Credit Event” shall mean, with respect to any Purchased Asset, a material adverse change in the credit characteristics of the related Mortgaged Property, any related Mortgagor or other obligor (including, without limitation, guarantor or sponsor) or the related commercial real estate market in which the Mortgaged Property is located; provided, however, that a Credit Event shall not be deemed to exist solely as a result of any event that results in the increase or decrease of interest rate spreads or other similar benchmarks (including, without limitation, U.S. treasury rates, interest rate swaps, LIBOR, SOFR or the prime rate) or any disruption in the commercial mortgage backed securities markets, capital markets or credit markets. Any determination that a Credit Event has occurred shall be made by Buyer in its sole discretion exercised in good faith.
“Custodial Agreement” shall mean the Custodial Agreement, dated as of the Closing Date, by and among Custodian, Seller and Buyer, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Custodial Delivery” shall mean compliance by Seller with the delivery obligations set forth in the Custodial Agreement.
“Custodian” shall mean Wells Fargo Bank, National Association, or any successor custodian appointed by Buyer with, so long as no Default or Event of Default has occurred and is continuing, the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.
“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.
“Due Diligence Checklist” shall mean, with respect to any Eligible Asset, the due diligence materials set forth on Exhibit VII hereto, in the case of each item, to the extent applicable.
“Due Diligence Package” shall mean, with respect to any Eligible Asset, (a) the items on the Due Diligence Checklist, in the case of each item, to the extent applicable, (b) the Requested Exceptions Report and (c) such other documents or information as Buyer or its counsel shall reasonably deem necessary.
“Early Repurchase” shall mean a repurchase of a Purchased Asset as described in Article 3(d).
“Early Repurchase Date” shall have the meaning specified in Article 3(d).
“Economic Sanctions” shall have the meaning specified in Article 9(hh).
“Effective Date” shall mean June 4, 2020.
“Effective Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Eligibility Criteria” shall mean, with respect to any Eligible Asset, as of the Purchase Date, therefor, (i) the proposed Purchased Asset is a Whole Loan, Senior Interest or Mezzanine Loan accruing interest at a floating rate based on an Index Rate, (ii) after giving effect to the purchase of the proposed Purchased Asset, the Portfolio Purchase Price Debt Yield (including the proposed Purchased Asset), as determined by Buyer, will be greater than the Minimum Portfolio Purchase Price Debt Yield, (iii) no default or event of default under and as such terms are defined in the related Purchased Asset Documents has occurred and is continuing, (iv) the Mortgaged Property LTV of the proposed Purchased Asset will not exceed the

Mortgaged Property LTV Threshold and (v) the maximum term of the proposed Purchased Asset, including all extension options, is not more than five (5) years.

“Eligible Asset” shall mean any performing (as of the related Purchase Date), floating-rate Whole Loan, Senior Interest or Mezzanine Loan (i) that is approved by Buyer in its sole discretion as of the Purchase Date, (ii) with respect to which, upon such Eligible Asset becoming a Purchased Asset, the applicable representations and warranties set forth in Exhibit X to this Agreement are true and correct in all material respects except to the extent disclosed in a Requested Exceptions Report approved by Buyer, as evidenced by Buyer’s execution of a Confirmation with respect thereto, (iii) which, in the case of a Whole Loan or Senior Interest, is secured by stabilized or transitional Commercial Assets, Multifamily Assets or Hotel Assets, or any combination of the foregoing, and is not secured by any land loans, properties under ground up construction, for-sale residential properties or healthcare properties (or, in the case of a Mezzanine Loan, is secured by first priority pledges of all of the Capital Stock of Persons that directly or indirectly own stabilized or transitional Commercial Assets, Multifamily Assets or Hotel Assets, or any combination of the foregoing, and not any land, ground up construction properties, for sale residential properties or healthcare properties), (iv) that satisfies the Eligibility Criteria as of the relevant Purchase Date as determined by Buyer in its sole discretion, (v) with respect to which the Related Purchased Asset, if any, is a Purchased Asset and (vi) with respect to which in the case of a Whole Loan and a related Mezzanine Loan, taken together, the Purchase Price for the Whole Loan does not exceed the aggregate unpaid principal balance of the Whole Loan and the Mezzanine Loan. Once an Eligible Asset is proposed by Seller and determined to be acceptable for a Transaction by Buyer and becomes a Purchased Asset on a Purchase Date, such Purchased Asset shall be treated as a Purchased Asset for all purposes of this Agreement and shall be subject to all provisions of this Agreement related to Purchased Assets in the same manner as all other Purchased Assets.

“Eligible Participation Interest” shall mean an interest in a performing Whole Loan as identified by Seller to Buyer from time to time (a) which, if the majority economic interest in the Whole Loan is a Purchased Asset, represents a controlling position in such Purchased Asset as reasonably determined by Buyer (unless control is initially held by the companion participation interest in which event control shall move to the Eligible Participation Interest upon the occurrence of an Event of Default under this Agreement), (b) as to which the companion participation interest which is not a Purchased Asset is owned by an Affiliate of Guarantor and is serviced by the Servicer, (c) which is senior to or pari passu with all other interests in such Purchased Asset, (d) which is issued pursuant to a participation agreement acceptable to Buyer in its sole discretion exercised in good faith and is represented by a physical participation certificate which is held by Custodian pursuant to the Custodial Agreement, and (e) which vests the holders thereof with approval or veto rights over customary major decisions concerning such Whole Loan acceptable to Buyer. Once an Eligible Participation Interest is proposed by Seller and determined to be acceptable for a Transaction by Buyer and becomes a Purchased Asset that is a Senior Interest on a Purchase Date, such Purchased Asset shall be treated as a Purchased Asset for all purposes of this Agreement and shall be subject to all provisions of this Agreement related to Purchased Assets in the same manner as all other Purchased Assets

“Environmental Law” shall mean: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re- authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq.; (f) all other applicable federal, state and local laws, ordinances, regulations or policies relating to pollution or protection of human health or the environment including without limitation, air pollution, water pollution, or the use, handling, discharge, disposal or release or recovery of on-site or off-site hazardous materials, as each of the foregoing may be amended from time to time; and (g) any and all applicable regulations promulgated under or pursuant to any of the foregoing statutes.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Seller is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Seller is a member.

“Event of Default” shall have the meaning specified in Article 13(a).
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Exit Fee” shall have the meaning specified in the Fee Letter.
“Exit Fee Side Letter” shall mean the side letter agreement, dated as of the date hereof, from Citigroup Global Markets, Inc. and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.
“Extension Fee” shall have the meaning specified in the Fee Letter.
“Extension Term” shall have the meaning specified in Article 3(h).
“Facility Amount” shall have the meaning specified in the Fee Letter.
“Facility Expiration Date” shall mean the day that is the earlier of (i) the Initial Facility Expiration Date (as such date may be extended pursuant to Article 3(h) to the First Extended Facility Expiration Date and the Second Extended Facility Expiration Date, as applicable) and (ii) any Accelerated Repurchase Date.

“Facility Fee” shall have the meaning specified in the Fee Letter.

“FATCA” means Internal Revenue Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“FDIA” shall have the meaning specified in Article 21(c).
“FDICIA” shall have the meaning specified in Article 21(d).
“Fee Letter” shall mean the letter agreement, dated as of the date hereof, from Buyer and accepted and agreed by Seller, as same may be amended, modified and/or restated from time to time.
“Filings” shall have the meaning specified in Article 6(c).
“First Extended Facility Expiration Date” shall have the meaning specified in Article 3(h).
“Fitch” shall mean Fitch, Inc. and any successor thereto.
“Future Funding Advance Draw” shall have the meaning specified in Article 3(e)(iii).

“Future Funding Advance Draw Request” shall have the meaning specified in Article 3(e)(iii).

“GAAP” shall mean accounting principles generally accepted in the United States of America consistently applied as in effect from time to time.

“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any applicable supra national bodies such as the European Union or the European Central Bank).

“Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

“Guarantee” shall mean, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep- well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean CIM Real Estate Finance Trust, Inc., a Maryland corporation. “Guarantor Threshold” shall have the meaning specified in the Fee Letter.
“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Buyer, as same may be amended, modified and/or restated from time to time.

“Hotel Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of one or more hotel properties.

“Income” shall mean, with respect to any Purchased Asset at any time, all monies collected from or in respect of such Purchased Asset, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of such Purchased Asset, but excluding all related escrow and reserve payments and all expense reimbursement payments, which shall be applied pursuant to the Servicing Agreement. For the avoidance of doubt, Income shall not include (i) origination fees and expense deposits paid in connection with the origination and closing of the Purchased Asset or (ii) if Servicer has the right to deduct fees or other amounts from such amounts collected by Servicer in accordance with the Servicing Agreement, the amount of such fees and amounts.

“Indebtedness” shall mean, with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP determined without duplication:

(i)obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);

(ii)obligations, whether or not for money borrowed (A) represented by notes payable, letters of credit (whether or not the same have been presented for payment) or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (D) in connection with the issuance of preferred equity or trust preferred securities;

(iii)	Capitalized Lease Obligations;

(iv)	Intentionally omitted;

(v)	Off-Balance Sheet Obligations;

(vi)obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(vii)as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests (other than mandatory redeemable stock));

(viii)all recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guarantee of customary non-recourse exceptions, but only to the extent they are contingent);

(ix)all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;

(x)	all Contingent Liabilities;

(xi)all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;

(xii)indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and

(xiii)obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25(a).

“Independent Director” shall mean a natural Person who:

(a)is not at the time of initial appointment and has never been, and will not while serving as Independent Director be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Director of Seller or any Affiliate thereof), attorney or counsel of any Seller Party or any Affiliate or equity owner of any Seller Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Director of such party) from its activities with any Seller Party, or any Affiliate or equity owner of any Seller Party; (iii) a Person Controlled, Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Seller Party or any Affiliate or equity owner of any Seller Party; and

(b)has (i) prior experience as an independent director or Independent Director for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or Independent Directors thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company or Lord Securities Company, or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Buyer, that is not an Affiliate of Seller and that provides, inter alia, professional independent directors or Independent Directors in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders or borrowers originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Director”) and is an employee of such a company or companies at all times during his or her service as an Independent Director.

A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or Independent Director of a “special purpose entity” that is an Affiliate of any Seller Party (provided that such Affiliate does not or did not own a direct or indirect equity interest in Seller) shall not be disqualified from serving as an Independent Director, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or Independent Director of Affiliates of Seller or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Director if such individual is a Professional Independent Director and such individual complies with the requirements of the previous sentence. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of Article 12 hereof.
“Index” shall have the meaning specified in the Fee Letter.
“Index Rate” shall have the meaning specified in the Fee Letter.
“Index Transition” shall have the meaning specified in the Fee Letter.

“Index Transition Date” shall mean the next subsequent Pricing Rate Determination Date that is no earlier than thirty (30) days after Buyer delivers an Index Transition Notice.

“Index Transition Event” shall mean the occurrence of a determination by Buyer that one of the following events has occurred with respect to the then-current Applicable Index:

i.a public statement or publication of information by or on behalf of the administrator of such Applicable Index announcing that the administrator has ceased or will cease to provide such Applicable Index permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Applicable Index;

ii.a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index, a Relevant Governmental Body, an insolvency official with jurisdiction over the administrator for such Applicable Index, a resolution authority with jurisdiction over the administrator for such Applicable Index or a court or an entity with similar insolvency or resolution authority over the administrator for such Applicable Index, which states that the administrator of such Applicable Index has ceased or will cease to provide such Applicable Index permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Applicable Index;

iii.a public statement or publication of information by the regulatory supervisor for the administrator of such Applicable Index announcing that such Applicable Index is no longer representative;

iv.a majority of similar repurchase facilities entered into in the previous calendar quarter reference a single Index other than such Applicable Index; or

v.a Change in Law prohibiting, restricting or limiting the use of such Applicable Index.

“Index Transition Notice” shall mean a notice given by Buyer which:

i.	sets forth in reasonable detail the circumstances of the Index Transition;

ii.	designates an Index Transition Date; and

iii.	if feasible, identifies other Interest Determinations and Conforming Changes to implement such Index Transition.

“Initial Facility Expiration Date” shall mean June 4, 2023 (or if such day is not a Business Day, the immediately succeeding Business Day).

“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Interest Determination” shall mean any determination related to an Index or an Index Transition.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, or any successor statute.

“ISDA” shall mean the International Swaps and Derivatives Association, Inc.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” shall mean the adjustment (which may be zero or a positive or negative value) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an Index Transition.

“ISDA Fallback Rate” shall mean, with respect to any Index Transition, the Index identified by ISDA as a fallback for derivatives transactions referencing a London interbank offered rate.

“Knowledge” shall mean, whenever in this Agreement or any of the Transaction Documents, or in any document or certificate executed on behalf of any Seller Party pursuant to the Transaction Documents, reference is made to the knowledge of any such Seller Party (whether by use of the words “Knowledge” or “Know”), unless otherwise expressly specified, same shall mean (a) the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Head of Portfolio Oversight of Seller or Guarantor or (b) with respect to any representations, warranties, certifications or statements with respect to any Purchased Asset, the actual knowledge of those individual employees of Guarantor, Seller or the manager of Guarantor having the title of Vice President or above who have responsibility for the origination or acquisition, as applicable, underwriting, servicing or sale of such Purchased Asset.

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one month period, that appears on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on the related Pricing Rate Determination Date. If such rate does not appear on “Page BBAM” of the Bloomberg Financial Markets Services Screen (or the successor thereto) as of 11:00 a.m., London time, on such Pricing Rate Determination Date, Buyer shall request the principal London office of any four major reference banks in the London interbank market selected by Buyer to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one month period as of 11:00 a.m., London time, on such Pricing Rate Determination Date for amounts of not less than the Repurchase Price of the applicable Transaction. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Buyer shall request any three major banks in New York City selected by Buyer to provide such bank’s rate
(expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one month period as of approximately 11:00 a.m., New York City time on the applicable Pricing Rate Determination Date for amounts of not less than the Repurchase Price of such Transaction. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Buyer or its agent, which determination shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.

“London Business Day” shall mean any day other than (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks in London, England are not open for business.

“Manager” shall mean CIM Real Estate Finance Management LLC, a Delaware limited liability company.

“Mandatory Early Repurchase Event” shall mean, with respect to any Purchased Asset, and in the case of any Senior Interest or Mezzanine Loan, any related Whole Loan, as applicable, such Purchased Asset is subject to a breach of a representation and warranty set forth in Exhibit X hereto in any material respect, as determined by Buyer, in its sole discretion exercised in good faith (except to the extent disclosed in a Requested Exceptions Report and approved by Buyer in writing), (b) in respect of which the Purchased Asset File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement (except to the extent disclosed in a Trust Receipt issued by the Custodian on or prior to the Purchase Date), (c) such Purchased Asset has been released from the possession of the Custodian under the Custodial Agreement to Seller for a period in excess of the time period permitted under the Custodial Agreement, (d) a Purchased Asset Event of Default exists with respect to such Purchased Asset, (e) such Purchased Asset has not been repurchased on the applicable Repurchase Date or (f) Seller fails to purchase any Related Purchased Asset simultaneously with the repurchase of such Purchased Asset.

“Margin Amount” shall have the meaning specified in the Fee Letter.
“Margin Call Deadline” shall mean, the close of business on the second (2nd) Business Day following the Business Day on which a Margin Call Notice is delivered; provided, that if Seller notifies Buyer in writing that it does not have sufficient cash on hand to fully satisfy the Margin Deficit by the close of business on the second (2nd) Business Day following the Business Day on which such Margin Call Notice is delivered, then the Margin Call Deadline shall be extended to the close of business on the fifth (5th) Business Day following the Business Day on which a Margin Call Notice is delivered, so long as (x) by the close of business on the second (2nd) Business Day following the Business Day on which a Margin Call Notice is delivered, Seller certifies to Buyer that it has made a cash payment in reduction of the Purchase Price of the applicable Transaction in an amount equal to all cash on hand then available to Seller and (y) by the fifth (5th) Business Day following the Business Day on which a Margin Call Notice is delivered, Seller reduces the Purchase Price of the applicable Transaction in an amount sufficient to eliminate the Margin Deficit.

“Margin Call Notice” shall have the meaning specified in Article 4(a).

“Margin Deficit” shall mean an amount determined by Buyer, as of any date, as follows:

(i)the positive difference (if any) between the aggregate Margin Amount for all Purchased Assets and the aggregate Market Value of all Purchased Assets; or

(ii)commencing at any time when the Portfolio Purchase Price Debt Yield is less than the Minimum Portfolio Purchase Price Debt Yield, an amount which, after application of such amount to the reduction of the aggregate outstanding Purchase Price, will cause the Portfolio Purchase Price Debt Yield to be equal to the Minimum Portfolio Purchase Price Debt Yield.

“Margin Excess” shall mean, with respect to any Purchased Asset on any date, the product of (a) the amount by which the Market Value of such Purchased Asset exceeds the Margin Amount of such Purchased Asset on such date, multiplied by (b) the maximum Purchase Price Percentage for such Purchased Asset.
“Margin Excess Advance” shall have the meaning specified in Article 3(e)(iv).
“Margin Excess Request” shall have the meaning specified in Article 3(e)(iv).
“Market Practice” shall mean the practice and course of dealing of Buyer, including the manner of implementing Index Transitions with similarly situated counterparties to Seller, under similar repurchase facilities for similar assets.

“Market Value” shall mean, with respect to any Purchased Asset, on any date, the market value for such Purchased Asset, as determined by Buyer in its sole discretion exercised in good faith; provided, that notwithstanding the foregoing, such Market Value will not be adjusted by Buyer for any Purchased Asset after the related Purchase Date for purposes of determining if a Margin Deficit exists except upon the determination by Buyer that a Credit Event has occurred and is continuing with respect to such Purchased Asset. Without limiting the foregoing, the Market Value may be reduced by Buyer, in Buyer’s sole discretion, (including to zero) with respect to any Purchased Asset (i) in respect of which there is a breach of any representation or warranty contained in this Agreement in any material respect (other than a breach disclosed to Buyer in a Requested Exceptions Report), (ii) in respect of which a Purchased Asset Event of Default has occurred and is continuing under the related Purchased Asset Documents, or (iii) if such Purchased Asset is not repurchased on its Repurchase Date, from and after the Repurchase Date of such Purchased Asset. The Market Value of a Purchased Asset as of the Purchase Date will be set forth in the Confirmation executed in connection with the Transaction for such Purchased Asset.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition or results of operations (or prospects) of Seller Parties, taken as a whole, (b) the ability of any Seller Party to perform its obligations under any of the Transaction Documents to which it is a party, (c) the validity or enforceability of any of the Transaction Documents or (d) the rights and remedies of Buyer under any of the Transaction Documents.
“Mezzanine Borrower” shall mean the obligor on any applicable Mezzanine Note.
“Mezzanine Loan” shall mean a mezzanine loan secured by pledges of 100% of the Capital Stock of the Mortgagor under a related Whole Loan which is a Purchased Asset.

“Mezzanine Loan Documents” shall mean, respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan, including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement.

“Mezzanine Note” shall mean the original executed promissory note or other tangible evidence of the Mezzanine Loan indebtedness.

“Minimum Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.
“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing a Mortgage Note or similar evidence of indebtedness.
“Mortgage Loan” shall mean a whole mortgage loan that is secured by a first Lien on one or more Commercial Assets, Multifamily Assets or Hotel Assets.

“Mortgage Note” shall mean a note or other evidence of indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean, with respect to any Mortgage Loan, the mortgaged property securing such Mortgage Loan.

“Mortgaged Property LTV” shall mean, with respect to any Purchased Asset, as of the related Purchase Date, a fraction (expressed as a percentage) (A) the numerator of which is the outstanding principal balance of such Purchased Asset and (B) the denominator of which is the “as-is” appraised value as identified on the most recent Appraisal(s) of the related Mortgaged Property or Mortgaged Properties.
“Mortgaged Property LTV Threshold” shall have the meaning set forth in the Fee Letter.
“Mortgagor” shall mean the obligor on a Mortgage Note and the grantor of the related
Mortgage.
“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Multifamily Asset” shall mean, an Eligible Asset with respect to which the Mortgaged Property consists of real property with five (5) or more residential units (including mixed use multi-family/office and multi-family retail as to which the majority of the underwritten revenue is from residential rental units), and which may include mobile housing and student housing.

“Non-Controlling Participation Interest” shall mean an interest in any Whole Loan as identified by Seller to Buyer from time to time which does not represent an Eligible Participation Interest in such Whole Loan as reasonably determined by Buyer.

“Non-Recourse Indebtedness” shall mean Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or to a special purpose vehicle subsidiary of such Person whose only assets are such specific assets (solely to the extent that such special purpose vehicle is not subject to a substantive consolidation with such Person).

“Non-U.S. Person” shall have the meaning specified in Article 5(j)(v)(b)(II).

“Off-Balance Sheet Obligations” shall mean, with respect to any Person on any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so- called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Other Connection Taxes” shall mean Taxes imposed on Buyer as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document).
“Other Taxes” shall have the meaning specified in Article 5(j)(ii).
“Participant Register” shall have the meaning specified in Article 18(e).
“Patriot Act” shall have the meaning specified in Article 9(hh).
“Permitted Encumbrances” shall mean, with respect to any Purchased Asset (a) such liens, easements, rights and encumbrances as are permitted by the related Purchased Asset Documents and (b) Liens granted pursuant to the Transaction Documents.
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture,

unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.

“Plan” shall mean an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.

“POA Trigger” shall have the meaning specified in Article 13(b).
“Portfolio Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.
“Pre-Purchase Legal/Due Diligence Review Fee” shall mean, in connection with each
Purchased Asset proposed to be subject to a Transaction, a non-refundable reimbursement payable by Seller to Buyer, in the amount of Buyer’s reasonable out-of-pocket attorneys’ fees and disbursements of outside counsel; provided that, with respect to any Purchased Asset for which the related Mortgaged Property consists of a single property, the Pre-Purchase Legal/Due Diligence Review Fee shall be no greater than $7,500 per proposed Purchased Asset (unless Buyer and Seller consent to a greater amount in advance).

“Pricing Rate” shall have the meaning specified in the Fee Letter.

“Pricing Rate Determination Date” shall mean, with respect to any Pricing Rate Period:

(i)if the Applicable Index with respect to such Pricing Rate Period is LIBOR, with respect to each Pricing Rate Period, the date that is two (2) London Business Days prior to the commencement date of such Pricing Rate Period; or

(ii)if the Applicable Index with respect to such Pricing Rate Period is a Replacement Index, a date Buyer determines, on or prior to the applicable Index Transition Date, is consistent with Market Practice in implementing the applicable Index Transition.

“Pricing Rate Period” shall mean, with respect to a Remittance Date during which the Applicable Index is:

(i)LIBOR, with respect to each Purchased Asset, (a) in the case of the first (1st) Remittance Date, the period from and including the original Purchase Date for such Purchased Asset to but excluding the next following Remittance Date, and (b) in the case of each subsequent Remittance Date, the one-month period from and including the preceding Remittance Date to but excluding such Remittance Date; provided that no Pricing Rate Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset; or

(ii)a Replacement Index, a period Buyer determines is consistent with Market Practice implementing the applicable Index Transition.

“Principal Payment” shall mean, with respect to any Purchased Asset, any payment or prepayment of principal received or applied by Seller or its designated agent or Servicer as a payment or prepayment of principal in respect thereof.

“Prohibited Person” shall mean (i) a person or entity whose name appears on, is directly or indirectly owned or controlled by anyone appearing on the list of Specially Designated Nationals and Blocked Persons by the Office of Foreign Asset Control (“OFAC”), (ii) any foreign shell bank and (iii) any person or entity resident in or whose subscription funds are transferred from or through an account in a jurisdiction that has been designated as a non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering (“FATF”), of which the U.S. is a member and with which designation the U.S. representative to the group or organization continues to concur. See http://www.fatf-gati.org for FATF’s list of Non- Cooperative Countries and Territories.

“Purchase Date” shall mean, with respect to any Purchased Asset, the date on which Buyer purchases such Purchased Asset from Seller hereunder.

“Purchase Price” shall have the meaning specified in the Fee Letter.
“Purchase Price Debt Yield” shall have the meaning specified in the Fee Letter.
“Purchase Price Differential” shall have the meaning specified in the Fee Letter.
“Purchase Price LTV” shall have the meaning specified in the Fee Letter.
“Purchase Price Percentage” shall have the meaning specified in the Fee Letter.
“Purchased Asset” shall mean (a) with respect to any Transaction, the Eligible Asset, and any related rights, interests or claims of any kind with respect to such Eligible Asset sold by Seller to Buyer in such Transaction and (b) with respect to the Transactions in general, all Eligible Assets sold by Seller to Buyer (other than Purchased Assets that have been repurchased by Seller), in the case of each of sub-clauses (a) and (b) above, including to the extent related to the Purchased Assets, all of Seller’s right, title and interest in and to, (i) the Purchased Asset Documents, (ii) the Servicing Rights, (iii) the Servicing Agreement, (iv) the Servicing Records, (v) mortgage guaranties, mortgage insurance, insurance policies, insurance certificates, insurance claims, insurance proceeds, collection and escrow accounts, letters of credit, forward trades and take out commitments, (vi) the outstanding principal balances of the Purchased Assets, not just the amount advanced by Buyer to Seller in respect of the Purchase Price of such Purchased Asset, (vii) Income paid or payable in connection with such Purchased Asset during the time such Purchased Asset is subject to a Transaction, until such Purchased Asset is repurchased by Seller hereunder, (viii) indemnities, warranties or other credit support or enhancement, (ix) all related pledged collateral and (x) all supporting obligations of any kind. Any Purchased Asset that is repurchased by Seller in accordance with this Agreement shall cease to be a Purchased Asset.

“Purchased Asset Documents” shall mean, with respect to a Purchased Asset, the documents comprising the Purchased Asset File for such Purchased Asset.

“Purchased Asset Event of Default” shall mean for any Purchased Asset, an “Event of Default” as defined in the Purchased Asset Documents for such Purchased Asset; provided that, notwithstanding anything herein or in the Purchased Asset Documents to the contrary, if a Purchased Asset Event of Default occurs with respect to a Purchased Asset (subject to the expiration of any applicable notice, cure or grace periods) which is a Mezzanine Loan, then a Purchased Asset Event of Default shall be deemed to occur with respect to any Purchased Asset in the form of a Whole Loan or Senior Interest secured by the same Mortgaged Property that indirectly secures such Mezzanine Loan.

“Purchased Asset File” shall mean the documents specified as the “Purchased Asset File” with respect to each Purchased Asset in the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) for inclusion in the Purchased Asset File for such Purchased Asset pursuant to this Agreement and/or the Custodial Agreement.

“Purchased Items” shall mean all of Seller’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:

(a)	the Purchased Assets;

(b)all proceeds relating to the sale, securitization, liquidation, or other disposition of the Purchased Assets;

(c)all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and

(d)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.

“Qualified Transferee” shall mean (a) an Affiliate of Buyer or (b) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, governmental entity or plan, finance company, fund or other financial institution that is not a Competitor, in each case having total assets in excess of $500,000,000.

“Qualified Transferee Requirements” shall mean any requirement under any Purchased Asset Document that the holder or the transferee of the related Purchased Asset be a qualified or eligible transferee, qualified institutional lender or qualified or eligible lender (however defined).
“Rate Adjustment” shall mean, an adjustment which may be zero or a positive or negative value, and:

(a)	if the Applicable Index is LIBOR, then is equal to zero;

(b)	if the Index Transition is a transition from LIBOR to:

(i)	Term SOFR, then is the adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition;

(ii)	Compounded SOFR, then is the adjustment that has been selected, endorsed or recommended by the Relevant Governmental Body for such Index Transition;

(iii)	the ISDA Fallback Rate, then is the ISDA Fallback Adjustment;

(iv)	a Replacement Index other than Term SOFR, Compounded SOFR, or the ISDA Fallback Rate, then is an adjustment, consistent with Market Practice for handling such Index Transition, selected by Buyer;

(c)	if the Index Transition is a transition from an Index other than LIBOR to another Index, then is an adjustment, consistent with Market Practice for handling such Index Transition, selected by Buyer.

“Register” shall have the meaning specified in Article 18(d).

“Related Credit Enhancement” shall have the meaning specified in Article 6(a).

“Related Purchased Asset” shall mean (i) with respect to any Whole Loan or Senior Interest which is a Purchased Asset, any Mezzanine Loan related to such Whole Loan or Senior Interest and (ii) with respect to any Mezzanine Loan which is a Purchased Asset, the related Whole Loan or Senior Interest.

“Relevant Governmental Body” shall mean:

(i)	the Federal Reserve Board or the Federal Reserve Bank of New York; or

(ii)	a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Remittance Date” shall mean the fifteenth (15th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to in writing by Seller and Buyer.
“Replacement Index” shall mean, as of the relevant Index Transition Date and thereafter until a subsequent Index Transition Date or the Repurchase Date, the first alternative Index set forth in the order below that Buyer determines is available, appropriate for the transaction and consistent with Market Practice:

(i)	Term SOFR;

(ii)	Compounded SOFR;

(iii)	an Index selected or recommended by the Relevant Governmental Body as the replacement for the then-current Applicable Index;

(iv)	the ISDA Fallback Rate; or

(v)	an Index consistent with market practice selected by Buyer.
“Representatives” shall have the meaning specified in Article 28(j).
“Repurchase Date” shall mean, with respect to any Purchased Asset, the earliest to occur of (a) the date set forth in the applicable Confirmation, or if such day is not a Business Day, the immediately following Business Day; (b) the maturity date of such Purchased Asset (as same may be extended pursuant to the Purchased Asset Documents); (c) the Facility Expiration Date; (d) the Early Repurchase Date with respect to such Purchased Asset; (e) the date set forth in Article 3(i)(1)(B); or (f) the second (2nd) Business Day following a Principal Payment in full with respect to such Purchased Asset prior to the related maturity date.

“Repurchase Obligations” shall have the meaning specified in Article 6(a).

“Repurchase Price” shall mean, with respect to any Purchased Asset as of any Repurchase Date or any date on which the Repurchase Price is required to be determined hereunder, the price at which such Purchased Asset is to be transferred from Buyer to Seller; such price will be determined in each case as the sum of (i) the outstanding Purchase Price of such Purchased Asset as of such date; (ii) the accrued and unpaid Purchase Price Differential with respect to such Purchased Asset as of such date; (iii) all accrued and unpaid actual and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) of Buyer relating to such Purchased Asset; and (iv) any other amounts due and owing by Seller to Buyer pursuant to the terms of the Transaction Documents as of such date (including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter).

“Requested Exceptions Report” shall mean, with respect to any proposed Purchased Asset, a list delivered to Buyer as part of the Due Diligence Package containing any and all exceptions to the representations and warranties and any other Eligibility Criteria contained in this Agreement applicable to such proposed Purchased Asset (or that will be applicable to such proposed Purchased Asset if it becomes a Purchased Asset).

“Requirement of Law” shall mean, as of any date, any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” shall have the meaning specified in Article 22(a).

“Second Extended Facility Expiration Date” shall have the meaning specified in Article
3(h).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” shall have the meaning specified in the introductory paragraph hereof.

“Seller Party” shall mean, collectively or individually, as the context may require, Seller and Guarantor.

“Seller Threshold” shall have the meaning specified in the Fee Letter.

“Senior Interest” shall mean (a) a senior or pari passu participation interest in a Whole Loan (including Eligible Participation Interests but not including Non-Controlling Participation Interests) (i) that is evidenced by a Senior Interest Note, (ii) that represents an undivided interest in part of the underlying Whole Loan and its proceeds, (iii) that represents a pass through of a portion of the payments made on the underlying Whole Loan which lasts for the same length of time as such Whole Loan, and (iv) as to which there is no guaranty of payments to the holder of the Senior Interest Note or other form of credit support for such payments, or (b) an “A note” in an “A/B structure” in a Whole Loan.

“Senior Interest Note” shall mean (a) the original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) the related original Mortgage Note (or, if Seller cannot obtain the original, then a certified copy thereof with a lost note affidavit signed by a senior officer of Seller in such form as is acceptable to Buyer in its discretion), and (c) the related original participation and/or intercreditor agreement, as applicable (or, if Seller cannot obtain the original, then a certified copy thereof).

“Servicer” shall mean (a) Trimont Real Estate Advisors, LLC or (b) any other third-party servicer (i) having a primary and special servicer rating of “above average” or better from S&P or (ii) approved by Buyer in its reasonable discretion.

“Servicer Account” shall mean the account maintained by the Servicer pursuant the Servicing Agreement into which Income with respect to the Purchased Assets is deposited in accordance with the Servicing Agreement.

“Servicer Letter” shall have the meaning specified in Article 27(e).

“Servicing Agreement” shall mean (i) the Servicing and Asset Management Agreement, dated as of April 13, 2020, by and among CIM Lending Services, LLC and Servicer as the same is supplemented by the Joinder to Servicing Agreement, dated as of the Closing Date among Seller and Servicer and (ii) any other servicing agreement, in form and substance reasonably acceptable to Buyer, entered into by Seller (and may include one or more Affiliates of Seller), any Servicer and, if applicable, Buyer, in each case, as same may be amended, modified and/or restated, or any replacement thereof with a successor Servicer, which replacement servicing agreement is acceptable to Buyer in its reasonable discretion.

“Servicing Records” shall have the meaning specified in Article 27(f).

“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Purchased Assets or to possess related Servicing Records.

“Significant Modification” shall mean:

(i)any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, prepayment terms, timing of payments and acceptance of discounted payoffs, but excluding waivers of late fees and default interest (provided, however, that any such waiver in excess of two (2) instances with respect to any individual Purchased Asset during the term of such Purchased Asset shall be considered a Significant Modification hereunder)) of a Purchased Asset (or related Mortgage Loan, as applicable) or any extension of the maturity date of such Purchased Asset (or related Mortgage Loan, as applicable), except any such modification, consent or waiver or the exercise of any extension term expressly provided in the related Purchased Asset Documents, in each case, for which there is no material lender discretion to grant or deny;

(ii)any release of collateral or any acceptance of substitute or additional collateral for a Purchased Asset (or related Mortgage Loan, as applicable) or any consent to either of the foregoing, in each case, other than if required pursuant to the specific terms of the related Purchased Asset Documents (or related Mortgage Loan, as applicable) and for which there is no material lender discretion (it being acknowledged that Seller’s right to calculate the debt service coverage ratio, debt yield, loan to value ratio or other similar financial tests (but not the waiver or modification of any such tests) shall not be considered material lender discretion for purposes of this clause (ii));

(iii)any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Purchased Asset (or related Mortgage Loan, as applicable) or, if lender consent is required, any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in the Mortgagor or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt for which there is no material lender discretion under the related Purchased Asset Documents; and

(iv)any acceptance of an assumption agreement releasing a Mortgagor from liability under a Purchased Asset (or related Mortgage Loan, as applicable) other than pursuant to the specific terms of such Purchased Asset (or related Mortgage Loan, as applicable) and for which there is no material lender discretion; provided that, notwithstanding the foregoing, releases of escrows and reserves in accordance with the applicable Purchased Asset Documents, and consents with respect to leases, easements and/or REAs shall not constitute Significant Modifications.

“SIPA” shall have the meaning specified in Article 22(a).
“SOFR” shall mean the secured overnight financing rate published by the Relevant Governmental Body.

“Subsidiary” shall mean, as to any Person, a corporation, partnership or other entity of which at least a majority of the shares of stock or other ownership interests having by the terms thereof ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Seller.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean an Index which Buyer reasonably determines meets each of the following criteria:

(i)	is a forward-looking term rate;

(ii)	is based on SOFR;

(iii)	has a tenor of one month (disregarding business day adjustment); and

(iv)	has been selected, recommended or endorsed by the Relevant Governmental Body.

“Transaction” shall have the meaning specified in Article 1.

“Transaction Documents” shall mean, collectively, this Agreement, the Fee Letter, the Exit Fee Side Letter, the Guaranty, the Custodial Agreement, the Servicing Agreement, the Servicer Letter (if any), the Account Control Agreement, all Confirmations and assignment documentation executed pursuant to this Agreement in connection with specific Transactions, all other documents executed in connection with this Agreement or any Transaction and all exhibits, annexes, schedules and other attachments to any of the foregoing, in each case, as such document may be amended, modified and/or restated from time to time; provided that, Transaction Documents shall not include any document defined as a Purchased Asset Document.

“Transaction Request” shall mean a transaction request substantially in the form of Exhibit II hereto.

“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of a Purchased Asset to Buyer in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.

“Treasury Regulations” shall mean applicable final or temporary regulations of the U.S. Department of the Treasury.

“Trust Receipt” shall have the meaning specified in the Custodial Agreement. “UCC” shall have the meaning specified in Article 6(c).

“UCC Filing Jurisdiction” shall mean, with respect to Seller, the State of Delaware.

“UCC Financing Statement” shall have the meaning specified in Article 3(b)(i)(K).

“Unused Fee” shall have the meaning specified in the Fee Letter.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” shall have the meaning specified in Article 5(j)(v).
“Whole Loan” shall mean a commercial real estate whole loan made to the related underlying obligor and secured primarily by a perfected, first priority Lien in the related underlying Mortgaged Property, including, without limitation (A) with respect to any Senior Interest, the Whole Loan in which Seller owns a Senior Interest, and (B) with respect to any Mezzanine Loan, the Whole Loan made to the Mortgagor or Affiliate of such Mortgagor whose equity interests, directly or indirectly, secure such Mezzanine Loan.

The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this

Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. In addition, with respect to any Transaction Document, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3
INITIATION; CONFIRMATION; TERMINATION; FEES

(a)Initiation and Confirmation. (i) On or after the Effective Date but prior to the Initial Facility Expiration Date, Seller may, from time to time request that Buyer enter into a Transaction with respect to a proposed Purchased Asset by delivering to Buyer a Transaction Request and Due Diligence Package. Buyer shall have the right to request such additional diligence materials with respect to a proposed Purchased Asset (and/or with respect to a Senior Interest or Mezzanine Loan, the related Whole Loan) as Buyer deems necessary in its sole discretion. Buyer shall use commercially reasonable efforts to, within five (5) Business Days after receipt of a Transaction Request, Due Diligence Package and additionally requested diligence materials, (i)(A) complete its due diligence review of the proposed Purchased Asset and (B) receive an internal credit decision with respect to the proposed Transaction and (ii) upon completion of the conditions in the preceding clause, (A) notify Seller that the proposed Transaction is approved by delivering to Seller a duly completed Confirmation executed by Buyer or (B) notify Seller that the proposed Transaction is disapproved; provided that Buyer’s decision to approve any Transaction shall be made in Buyer’s sole and absolute discretion. Upon receipt of a completed Confirmation executed by Buyer, Seller may evidence its agreement to proceed with the proposed Transaction by promptly returning to Buyer a counter-executed Confirmation. Unless Buyer and Seller agree otherwise in writing, Buyer’s failure to respond to Seller within the time period set forth in the second preceding sentence shall be deemed disapproval of Seller’s request to enter into a proposed Transaction. For the avoidance of doubt, Seller acknowledges that at no time shall Buyer be obligated to agree to purchase or effect the transfer of any asset proposed by Seller.

(i)Upon the satisfaction or waiver of all conditions set forth in Article 3(b) for the initial Transaction and Article 3(c) for each Transaction (including the initial Transaction), the proposed Purchased Asset shall be transferred to Buyer as specified in Article 7(a).

(ii)Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby. In the event of any conflict between the terms of such Confirmation and the terms of this Agreement, the Confirmation shall prevail.

(b)Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the following conditions precedent:

(i)Delivery of Documents. The following documents, shall have been delivered to Buyer:

(A)	this Agreement, duly completed and executed by each of the parties hereto;

(B)	the Fee Letter, duly completed and executed by each of the parties thereto;

(C)	the Exit Fee Side Letter, duly completed and executed by each of the parties thereto;

(D)	the Custodial Agreement, duly completed and executed by each of the parties thereto;

(E)	the Account Control Agreement, duly completed and executed by each of the parties thereto;

(F)	the Guaranty, duly completed and executed by each of the parties thereto;

(G)	the Servicing Agreement, duly completed and executed by each of the parties thereto;

(H)	the Servicer Letter, duly completed and executed by each of the parties thereto;

(I)	any and all consents and waivers applicable to Seller;

(J)	a power of attorney from Seller substantially in the form of Exhibit V hereto, duly completed and executed;

(K)
a UCC financing statement for filing in the UCC Filing Jurisdiction of Seller, naming Seller as “Debtor” and Buyer as “Secured Party” and describing as “Collateral” “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” (the “UCC Financing Statement”), together with any other documents necessary or reasonably requested by Buyer to perfect the security interests granted by Seller in favor of Buyer under this Agreement or any other Transaction Document;

(L)
opinions of outside counsel to Seller Parties reasonably acceptable to Buyer (including, but not limited to, those relating to enforceability, corporate matters, applicability of the Investment Company Act of 1940, security interests and a Bankruptcy Code safe harbor opinion);

(M)
for each of Seller Parties, good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Transaction Documents and each other document to be delivered by Seller Parties from time to time in connection herewith; and

(N)	all such other and further documents and documentation as Buyer in its discretion shall reasonably require.

(ii)Payment of Expenses. Buyer shall have received payment from Seller in the amount of all reasonable and documented out-of-pocket expenses, including but not limited to reasonable and documented legal fees of outside counsel and reasonable and documented due diligence fees, actually incurred by Buyer in connection with the preparation and execution of this Agreement, the other Transaction Documents and any other documents prepared in connection herewith or therewith and required to be paid by Seller pursuant to Article 25(b).

(c)Conditions Precedent to All Transactions. Buyer’s agreement to enter into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect to the consummation thereof and the intended use of the proceeds of the sale:
(i)Transaction Approval. Buyer shall have (A) determined on the related Purchase Date, in its sole discretion, that the related proposed Purchased Asset is an Eligible Asset and (B) received internal credit approval with respect to the proposed Transaction, each of the foregoing, as evidenced by Buyer’s execution and delivery of a Confirmation with respect thereto.

(ii)Confirmation. Seller shall have received from Buyer a duly completed and executed Confirmation, and Seller shall have duly executed the same and delivered such Confirmation to Buyer.

(iii)Waiver of Exceptions. Buyer shall have waived all exceptions contained in the related Requested Exceptions Report (as evidenced by its execution and delivery of a Confirmation with respect thereto).

(iv)Custodial Delivery; Trust Receipt; Asset Schedule and Exception Report. Seller shall have delivered to Custodian (or a bailee pursuant to a bailee agreement), in accordance with the Custodial Agreement, the Custodial Delivery and the Purchased Asset File with respect to each Eligible Asset and, if the Custodial Delivery and Purchased Asset File with respect to such Eligible Asset was delivered to Custodian as a Non-Table Funded Asset (as defined in the Custodial Agreement), (A) Custodian shall have issued to Buyer a Trust Receipt and a final Asset Schedule and Exception Report and (B) Buyer shall have, in its sole and absolute discretion, approved any and all exceptions listed on such Asset Schedule and Exception Report.

(v)Due Diligence. Any due diligence review performed by Buyer with respect to the Eligible Asset (including without limitation, confirmation by Buyer that it meets any applicable Qualified Transferee Requirements) or otherwise in accordance with Article 26 is satisfactory to Buyer in its sole discretion.

(vi)Facility Amount. The sum of (A) the aggregate Repurchase Price for all Purchased Assets, plus (B) the requested Purchase Price for the pending Transaction, plus (C) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets (if any), plus (D) the amount of any Margin Excess, in the aggregate, shall not exceed Facility Amount; provided, however, that notwithstanding the foregoing, to the extent that Seller delivers to Buyer a written waiver indicating that it will not seek to make one or more Future Funding Advance Draws or Margin Excess draws hereunder with respect to any Purchased Assets, then the Future Funding Advance Draws and Margin Excess identified in any such waiver or waivers shall not be included for purposes of clauses (C) and (D) of this paragraph.

(vii)No Margin Deficit. No Margin Deficit for which a Margin Call Notice has been delivered shall exist after giving effect to the requested Transaction.

(viii)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing under any Transaction Document.

(ix)No Material Adverse Effect. No event shall have occurred which is reasonably expected to have a Material Adverse Effect.

(x)Representations and Warranties. The representations and warranties made by Seller in Article 9 (other than those contained in Article 9(s) relating to Purchased Assets subject to other Transactions) shall be true and correct in all material respects on and as of the Purchase Date for the pending Transaction with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(xi)Acknowledgment of Servicer. Buyer shall have received from Servicer a written acknowledgement that each Eligible Asset to be sold to Buyer will be serviced in accordance with the Servicing Agreement as of the related Purchase Date, which acknowledgement may be deemed to be satisfied by the delivery of a Servicer Letter in accordance with Article 27(e) hereof.

(xii)No Change in Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions.

(xiii)Repurchase Date. The Repurchase Date for such Transaction is not later than the Facility Expiration Date.

(xiv)Security Interest. Seller shall have taken such other action as is necessary in the reasonable opinion of Buyer, in order to transfer the related Eligible Asset to Buyer pursuant to this Agreement and to perfect all security interests granted under this Agreement or any other Transaction Document in favor of Buyer as secured party under the UCC with respect to such Eligible Asset.

(xv)Other Documents. Buyer, Custodian or a bailee pursuant to a Bailee Agreement shall have received all such other and further documents, documentation and legal opinions (including, without limitation, opinions regarding the perfection of Buyer’s security interests, but only to the extent that such legal opinions refer to items not covered under the opinions delivered by Seller pursuant to Article 3(b)(L)) as Buyer in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Mortgage Note, Senior Interest Note or Mezzanine Note and assignments in blank of the underlying Mortgage and related Mortgage documents.

(xvi)Payment of Fees. Buyer shall have received payment from Seller of all fees then due and payable hereunder or under the Fee Letter and the Pre-Purchase Legal/Due Diligence Review Fee on the Purchase Date; provided, that Seller agrees to pay the Pre-Purchase Legal/Due Diligence Review Fee due in accordance with the definition thereof with respect to any proposed Asset that Buyer determines will not be a Purchased Asset within fifteen (15) Business Days of Seller’s receipt of a written invoice detailing the amount of such Pre-Purchase Legal/Due Diligence Review Fee.

(d)Early Repurchase of Purchased Assets. Seller shall be entitled to terminate a Transaction on demand and repurchase the Purchased Asset subject to such Transaction in whole or in part on any Business Day prior to the Repurchase Date (as determined in accordance with subclauses (a), (b), (c) and (e) of the definition of Repurchase Date) (an “Early Repurchase Date”):

(i)no later than five (5) Business Days prior to such Early Repurchase Date, Seller notifies Buyer in writing of its intent to terminate such Transaction and repurchase such Purchased Asset, setting forth the Early Repurchase Date and identifying with particularity the Purchased Asset to be repurchased on such Early

Repurchase Date; provided that, (x) Seller shall have the right to revoke such notice at any time prior to such Early Repurchase Date and (y) the Early Repurchase Date may be the same Business Day written notice is delivered in the event such repurchase shall cure a monetary or material non-monetary Default, an Event of Default or a Margin Deficit;

(ii)no monetary or material non-monetary Default and no Event of Default shall have occurred and be continuing both as of the date notice is delivered pursuant to Article 3(d)(i) above and as of the applicable Early Repurchase Date, unless such monetary or material non-monetary Default or such Event of Default is cured by such repurchase;

(iii)on such Early Repurchase Date, Seller pays to Buyer an amount equal to the Repurchase Price for the applicable Purchased Asset and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(f)(ii) or any Exit Fee payable pursuant to the Fee Letter; and

(iv)no Margin Deficit for which a Margin Call Notice has been delivered shall exist as of the applicable Early Repurchase Date unless such Margin Deficit is cured contemporaneously with such repurchase.

With respect to any Purchased Asset as to which a Mandatory Early Repurchase Event has occurred and is continuing, within five (5) Business Days after receipt of written notice from Buyer instructing a mandatory early repurchase with respect to such Purchased Asset, Seller shall be required to terminate the relevant Transaction and repurchase such Purchased Asset and pay to Buyer cash in an amount equal to the Repurchase Price for such Purchased Asset. In the event a Mandatory Early Repurchase Event or Early Repurchase Date occurs with respect to a Purchased Asset which is a Whole Loan, Senior Interest or Mezzanine Loan and the Related Purchased Asset secured directly or indirectly by the same Mortgaged Property is also a Purchased Asset, then such Mandatory Early Repurchase Event shall be deemed to occur (or Early Repurchase Date shall be required to occur) with respect to all Purchased Assets that are secured directly or indirectly by the same Mortgaged Property.

(e)Repurchase of Purchased Assets; Prepayment; Future Funding Advances; Margin Excess.
(i)Repurchase. On the Repurchase Date for any Transaction, termination of the Transaction will be effected by transfer to Seller or its designee of the Purchased Assets being repurchased and any Income in respect thereof received by Buyer (and not previously credited or transferred to, or applied to the obligations of, Seller pursuant to Article 5) against the simultaneous transfer of the Repurchase Price to an account of Buyer; provided, however, that Buyer shall have no obligation to permit Seller to repurchase any Purchased Asset if a Default or an Event of Default shall have occurred and be continuing or any unsatisfied Margin Deficit for which a Margin Call Notice has been delivered unless such Margin Deficit, Default or Event of Default would be cured by the repurchase of such Purchased Asset or such Margin Deficit is concurrently cured by Seller in accordance with Article 4 of this Agreement or such Default or Event of Default is concurrently cured in accordance with this Agreement. Concurrently with payment of the Repurchase Price to Buyer in accordance with the foregoing on such Repurchase Date, Buyer’s security interest in the related Collateral shall terminate in accordance with Article 6(c).

(ii)Prepayment. On any Business Day before the Repurchase Date for a Purchased Asset, upon two (2) Business Days’ prior written notice to Buyer, Seller shall have the right, from time to time, to transfer cash to Buyer for the purpose of reducing the Purchase Price of, but not terminating, a Transaction and without the release of any Collateral and without any prepayment fee or penalty; provided, that (x) no such advance notice shall be required with respect to any payment made by Seller to cure a Margin Deficit, Default or Event of Default, (y) each such transfer of cash shall be in a minimum amount equal to $250,000 and (z) Seller shall not be permitted to elect to transfer cash and to receive Margin Excess Advances more often than two times in any calendar month.

(iii)Future Funding Advance Draws. In the event that (i) Seller agrees to make a future funding advance of loan proceeds to the borrower under a Purchased Asset pursuant to the related Purchased Asset Documents and (ii) Buyer has agreed in its sole discretion to make an additional advance with respect to the Purchase Price of such Purchased Asset as reflected in the Confirmation, then in connection with making such future funding advance to such Mortgagor, Seller may submit to Buyer a written request (a “Future Funding Advance Draw Request”) requesting that Buyer transfer to Seller cash in an amount that is not less than $250,000 (with respect to one or more future funding advances to the applicable Mortgagor, in the aggregate) but does not exceed the Margin Excess for such Purchased Asset (calculated on a pro forma basis taking into account the then effective Market Value), and Buyer shall (x) transfer to Seller the amount of cash so requested (such transfer, a “Future Funding Advance Draw”) (which shall increase the Purchase Price for such Purchased Asset) and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset and the increased principal amount outstanding under the Purchased Asset and accordingly, the increase in Market Value and such other consequential revisions as may be appropriate, in each case, by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day on which Buyer determines in its sole discretion, exercised in good faith, that the conditions precedent set forth below are satisfied or will be satisfied contemporaneously with such Future Funding Advance Draw (or, in Buyer’s sole discretion, waived):
(A)no monetary or material non-monetary Default and no Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Future Funding Advance Draw;

(B)the Future Funding Advance Draw shall not cause the sum of (1) the aggregate Purchase Price for all Purchased Assets, plus (2) the requested Purchase Price for any pending Transaction, plus (3) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets (including the then requested Future Funding Advance Draw), plus (4) the amount of any Margin Excess (after giving effect to such Future Funding Advance Draw), in the aggregate, to exceed the Facility Amount; provided, however, that notwithstanding the foregoing, to the extent that Seller delivers to Buyer a written waiver indicating that it will not seek to make one or more Future Funding Advance Draws or Margin Excess draws hereunder with respect to any Purchased Assets, then the Future Funding Advance Draws and Margin Excess identified in any such waiver or waivers shall not be included for purposes of clauses (3) and (4) of this paragraph;

(C)the Effective Purchase Price Percentage after giving effect to such Future Funding Advance Draw and the corresponding increase in the outstanding principal balance of the Purchased Asset shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;

(D)there is no unsatisfied Margin Deficit for which a Margin Call Notice has been delivered, immediately after the Future Funding Advance Draw;

(E)if the Confirmation of the Transaction relating to the applicable Purchased Asset specifies additional future advance conditions precedent (including, without limitation, debt yield, debt service coverage ratio and loan-to- value ratio tests as determined by Buyer and Seller), such additional conditions precedent shall be satisfied immediately upon the Future Funding Advance Draw;

(F)Seller shall have delivered evidence reasonably satisfactory to Buyer that all conditions precedent to the future funding advance under the related Purchased Asset Documents shall have been satisfied in all material respects (unless such conditions precedent shall have been waived by Seller which waiver has been consented to by Buyer);

(G)No event shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect.

(H)The representations and warranties made by Seller in Article 9 (other than those contained in Article 9(s) relating to Purchased Assets subject to other Transactions) shall be true and correct in all material respects on and as of the date of such Future Funding Advance Draw with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(I)Buyer shall have received all such other and further documents and documentation as Buyer in its reasonable discretion shall require in connection with such Future Funding Advance Draw, provided that such documents or documentation are in Seller’s possession or reasonably obtainable to Seller.

The failure or delay of Seller, on any one or more occasions, to exercise its rights under this Article 3(e)(iii) shall not change or alter the terms and conditions of this Agreement or limit or waive the right of Seller to request a Future Funding Advance Draw Request at a later date.

(iv)Margin Excess. With respect to any Purchased Asset, Seller may submit to Buyer a written request, to be delivered no more frequently than twice each calendar month (in total together with any prepayments pursuant to Article 3(e)(ii)) (a “Margin Excess Request”), requesting that Buyer make an additional advance (a “Margin Excess Advance”) with respect to the applicable Purchased Asset in the amount requested by Seller in such Margin Excess Request that is not less than $250,000 (but not to exceed the Margin Excess for such Purchased Asset). Buyer shall by no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day following the Business Day of Buyer’s receipt of such Margin Excess Request, (x) transfer to Seller the amount of cash requested by Seller, and (y) deliver to Seller a revised Confirmation reflecting the corresponding increase in the Purchase Price of such Purchased Asset. Buyer’s disbursement of any Margin Excess Advance (if any) shall be subject to satisfaction of the following conditions precedent, as determined by Buyer in its sole discretion exercised in good faith (or, in Buyer’s sole discretion, waived):

(A)no monetary or material non-monetary Default and no Event of Default shall have occurred and be continuing both as of the date of such request and as of the date of the Margin Excess Advance;

(B)the Margin Excess Advance shall not cause (1) the aggregate Purchase Price for all Purchased Assets, plus (2) the requested Purchase Price for any pending Transaction, plus (3) the aggregate amount of any potential Future Funding Advance Draws with respect to all Purchased Assets, plus (4) the amount of any Margin Excess (after giving effect to such Margin Excess Advance), in the aggregate, to exceed the Facility Amount; provided, however, that notwithstanding the foregoing, to the extent that Seller delivers to Buyer a written waiver indicating that it will not seek to make one or more Future Funding Advance Draws or Margin Excess draws hereunder with respect to any Purchased Assets, then the Future Funding Advance Draws and Margin

Excess identified in any such waiver or waivers shall not be included for purposes of clauses (3) and (4) of this paragraph;

(C)the Effective Purchase Price Percentage after giving effect to such Margin Excess Advance shall not exceed the Purchase Price Percentage set forth in the related Confirmation for such Purchased Asset;

(D)there is no Margin Deficit for which a Margin Call Notice has been delivered immediately after the Margin Excess Advance;

(E)no event shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect; and

(F)the representations and warranties made by Seller in Article 9 (other than those contained in Article 9(s) relating to Purchased Assets subject to other Transactions) shall be true and correct in all material respects on and as of the date of such Margin Excess Advance with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(f)Costs and Expenses. Upon written demand by Buyer, Seller shall indemnify Buyer and hold Buyer harmless from any actual and documented out-of-pocket cost or expense (including, without limitation, reasonable and documented attorneys’ fees and disbursements of outside counsel) that Buyer may sustain or incur as a consequence of (i) a failure by Seller in repurchasing any Purchased Asset on the Early Repurchase Date after Seller has given a notice in accordance with Article 3(d) of an Early Repurchase Date, (ii) any payment of the outstanding Purchase Price on any day other than a Remittance Date (other than on account of a repayment by or on behalf of the related Mortgagor or Mezzanine Borrower) (including, without limitation, such cost or expense arising from interest or fees payable by Buyer to lenders of funds obtained by it in order to effect or maintain a Transaction hereunder net of all interest income Buyer may receive by redeploying the Purchase Price at LIBOR from and after the date of such payment), (iii) any Interest Determination under this Agreement (as long as such cost or expense related to such Interest Determination is also assessed against sellers under similar repurchase facilities for similar assets with Buyer), and/or (iv) any determination by Seller to not sell an Eligible Asset to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with the provisions of this Agreement.

(g)Upon Buyer’s reasonable determination that an Index Transition Event has occurred:

(i)	Buyer shall, within three (3) Business Days, provide an Index Transition Notice;

(ii)	the Applicable Index shall transition, as of the Index Transition Date, to a Replacement Index identified in accordance with the definition thereof and the provisions hereof; and

(iii)	the Rate Adjustment shall transition in accordance with the definition thereof.

To the extent of any such determination by Buyer that an Index Transition Event has occurred, such determination and imposition of a Replacement Index will not be applied to Seller unless Buyer is imposing similar changes on other counterparties similarly situated to Seller under similar repurchase facilities for similar assets. Notwithstanding anything to the contrary herein or in any other Transaction Documents, Buyer shall be permitted to make Conforming Changes to the Transaction Documents from time to time in connection with an Index Transition Event, and such Conforming Changes shall become effective without any further action or consent, but with written notice to Seller.

(h)Extension Options. Seller shall have two (2) options to extend the Facility Expiration Date from the Initial Facility Expiration Date to the anniversary of such date in the succeeding year (or if such day is not a Business Day, the immediately succeeding Business Day) (such date, the “First Extended Facility Expiration Date”) and from the First Extended Facility Expiration Date to the anniversary of such date in the succeeding year (or if such day is not a Business Day, the immediately succeeding Business Day) (such date, the “Second Extended Facility Expiration Date”) (each such extension period, an “Extension Term”); provided, that the exercise of each such extension option by Seller shall be subject to the following conditions precedent: (i) Seller shall have delivered to Buyer a written notice to extend the then effective Facility Expiration Date not less than thirty (30) and not more than ninety (90) calendar days prior to the then effective Facility Expiration Date (which notice may be revoked by Seller at any time prior to the then effective Facility Expiration Date), (ii) on the first day of each Extension Term, no monetary or non-monetary Default has occurred and is continuing; provided, that notwithstanding the foregoing, if such non-monetary Default is susceptible of cure and Seller is working diligently to cure such non-monetary Default, then Seller shall be permitted to extend the Facility Expiration Date so long as such non-monetary Default is cured by the end of any cure period granted under Article 13(a) of this Agreement, (y) no Event of Default has occurred and is continuing and (z) no unsatisfied Margin Deficit then exists for which a Margin Call Notice has been delivered, (iii) by not later than the first day of each Extension Term, Seller shall have paid to Buyer the Extension Fee then due and payable, (iv) the then applicable Minimum Portfolio Purchase Price Debt Yield is satisfied and (v) the representations and warranties made by Seller in Article 9 (other than those contained in Article 9(s) relating to Purchased Assets subject to other Transactions) shall be true and correct in all material respects on the first day of each Extension Term with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); provided, that, notwithstanding the foregoing, with respect to this Article 3(h)(v) only, the representation and warranty made pursuant to Article 9(o) shall be made excluding any reference to “(or prospects)”.

(i)Requirements of Law. (1) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement shall make it unlawful for Buyer (A) to enter into Transactions, then the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled or (B) to maintain or continue Transactions, then a Repurchase Date shall occur for all Transactions on the next Remittance Date occurring at least fifteen (15) days after Buyer shall have provided Seller with written notice after any such determination under this Article 3(a)(i) is made or on such earlier date as may be required by law. Buyer shall provide Seller with written notice promptly after any such determination under this Article 3(i)(l) is made. In exercising its rights under this Article 3(i)(1), Buyer shall exercise such rights in a manner which is consistent with other similar agreements with other similarly situated counterparties.

(1)	If any Change in Law:

(A)shall subject Buyer to any Taxes (other than (i) Covered Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Covered Taxes, (iii) Other Taxes, or (iv) Connection Income Taxes with respect to the Transaction Documents, any Purchased Asset or any Transaction, or change the basis of taxation of payments to Buyer in respect thereof;

(B)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the Index Rate hereunder; or

(C)shall impose on Buyer any other condition (excluding, in the case of this clause (C) only, any Taxes);

and the result of any of the foregoing is to increase the cost to Buyer of entering into or maintaining the Transactions, then Seller shall promptly pay Buyer, upon demand therefor, any additional amounts necessary to compensate Buyer for such increased cost, as long as such increased cost is also assessed against sellers under similar repurchase facilities for similar assets with Buyer. This covenant shall survive for one hundred eighty (180) days after the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.

(2)If Buyer shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy), then Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction, as long as such additional amount is also assessed against sellers under similar repurchase facilities for similar assets with Buyer.

(3)If Buyer becomes entitled to claim any amount pursuant to clauses (2) or (3) above, Buyer shall, within ten (10) Business Days after becoming aware that it is so entitled, notify Seller in writing specifying the event by reason of which it has become so entitled and setting forth the calculation of any such amount, which calculation shall be conclusive evidence of any such amount absent manifest error. Notwithstanding anything herein to the contrary, Buyer shall not be entitled to payment or reimbursement of any amounts under Article 3(i)(2) or (3)(i)(3) that accrued more than one hundred and eighty (180) days prior to Buyer’s delivery of written notice to Seller requesting payment or reimbursement of such amounts under Article 3(i)(2) or (3)(i)(3).

(4)If Buyer requests compensation under this Article 3(i), Seller may, at its option, within sixty (60) days after delivery of such request, terminate this facility by payment in full to Buyer of the then outstanding Repurchase Price of all Purchased Assets and any other amounts then otherwise due and payable under the facility or any Transaction Document (excluding any compensation which is not already due and payable pursuant to this Agreement), and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

ARTICLE 4
MARGIN MAINTENANCE

(a)Buyer, in its sole discretion exercised in good-faith, may re-determine the Market Value of any Purchased Asset at any time. Upon the occurrence and during the continuation of a Credit Event with respect to any Purchased Asset, at any time that a Margin Deficit exists, Buyer may deliver written notice to Seller substantially in the form of Exhibit VIII (a “Margin Call Notice”).

(b)No later than the Margin Call Deadline, Seller shall (at Seller’s election) utilize any combination of the following, so that after giving effect to such transfer or repurchase, no Margin Deficit shall be outstanding: (A) transfer to Buyer cash in reduction of the Purchase Price of Transactions determined by Seller, (B) repurchase one or more Purchased Assets pursuant to Article 3(d), (C) pledge additional collateral acceptable to Buyer in its sole discretion or (D) any combination of the foregoing clauses (A) through (C).

(c)The failure or delay by Buyer or Seller, on any one or more occasions, to exercise its rights under this Article 4 shall not (i) change or alter the terms and conditions of this Agreement, (ii) limit or waive the right of Buyer or Seller to exercise its rights under this Agreement at a later date or (iii) in any way create additional rights for any party hereto.

ARTICLE 5
PAYMENTS; COLLECTION ACCOUNT

(a)All transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.

(b)All payments required to be made directly to Buyer shall be made in accordance with the wiring instructions set forth below (or such other wire instructions provided by Buyer to Seller in writing), not later than 4:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day.

Bank Name:    CITIBANK, NEW YORK
ABA Number:    0210000089
Account Number:    4078-4524
Account Name:    SSB
Attention:        Mortgage Ops
Reference:        CMFT RE Lending RF Sub CB, LLC

(c)Concurrently with the execution and delivery of this Agreement, Seller shall establish a segregated deposit account (the “Collection Account”) in the name of Seller for the benefit of Buyer at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Buyer.

(d)On each Remittance Date, Seller shall pay to Buyer all accrued and unpaid Purchase Price Differential with respect to such Remittance Date, to the extent not paid to Buyer in accordance with Article 5(f).

(e)Seller shall cause (1) all Income it or Servicer receives with respect to the Purchased Assets to be deposited directly into the Servicer Account and (2) Servicer to remit all funds on deposit in the Servicer Account (net of permitted withdrawals pursuant to the Servicing Agreement) to the Collection Account in accordance with the Servicing Agreement and/or any Servicer Letter. In furtherance of the foregoing, if Buyer is at any time not a party to the Servicing Agreement, Seller shall cause the related Servicer to execute and deliver a Servicer Letter in accordance with Article 27(e). If a Servicer, Mortgagor or any other Person, as applicable, forwards any Income with respect to a Purchased Asset to Seller rather than directly to the Servicer Account or the Servicer, Seller shall (i) take commercially reasonable efforts to cause such Servicer, Mortgagor or Person, as applicable, to forward any such future amounts directly to the Servicer Account or the Servicer, as applicable, and (ii) deposit in the Servicer Account any such amounts within two (2) Business Days of Seller’s receipt and identification thereof. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the applicable provisions of Articles 5(f) and (g).

(f)So long as no Event of Default shall have occurred and be continuing, Account Bank (1) with respect to Principal Payments on any Purchased Asset which are either prepayments in part or payoffs in full (scheduled or unscheduled), shall remit on the second (2nd) Business Day after deposit from the Servicer Account into the Collection Account to Buyer an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Effective Purchase Price Percentage for such Purchased Asset (or in the case of a Principal Payment in full, the amount necessary to reduce the outstanding Purchase Price of the related Purchased Asset to zero) together with accrued and unpaid Purchase Price Differential thereon, and (2) shall remit on the Remittance Date the balance of all amounts on deposit in the Collection Account in the following amounts and order of priority:

(i)first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement and Servicer pursuant to the Servicing Agreement (to the extent not previously paid);

(ii)second, to Buyer, an amount equal to all accrued and unpaid Purchase Price Differential then due and payable;

(iii)third, to Buyer, an amount equal to all accrued and unpaid amounts (if any) then due and payable pursuant to the Fee Letter, including the Facility Fee;
(iv)fourth, to Buyer, an amount necessary to cure any unsatisfied Margin Deficit for which a Margin Call Notice has been delivered;

(v)fifth, to Buyer, with respect to Principal Payments on any Purchased Asset in the form of scheduled amortization payments, an amount equal to the product of (x) the amount of such Principal Payment multiplied by (y) the related Effective Purchase Price Percentage for such Purchased Asset, in reduction of the Purchase Price of such Purchased Asset;

(vi)sixth, to Buyer, an amount equal to any other amounts then due and payable to Buyer under any Transaction Document; and

(vii)seventh, the surplus, if any, to Seller.

(g)Upon receipt of notice from Buyer that an Event of Default shall have occurred and is continuing, and so long as Buyer has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Seller pursuant to Article 5(h) and shall instead remit, on each Business Day beginning on the second Business Day after receipt of such notice from Buyer, all amounts on deposit in the Collection Account as of the prior Business Day to Buyer for application to the Repurchase Obligations in such order of priority as Buyer shall determine in its sole and absolute discretion, and, after the Repurchase Obligations are paid in full, any remaining amounts shall be remitted promptly to whomever is lawfully entitled to such amounts.

(h)All remittances by Account Bank shall be made (i) so long as no Event of Default shall have occurred and be continuing, in accordance with instructions received from Seller or any Servicer on its behalf and approved by Buyer, and (ii) during the continuance of an Event of Default, in accordance with instructions received from Buyer.

(i)If the amounts applied by Buyer as provided in Articles 5(f) or (g) above are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Transaction Document on a Remittance Date, the Repurchase Date, upon the occurrence of an Event of Default or otherwise, Seller shall nevertheless remain liable for and shall pay to Buyer when due all such amounts.

(j)	Withholding Taxes.

(i)All payments made by Seller under the Transaction Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless the withholding or deduction is required by applicable law. If Seller is required by applicable law to deduct or withhold any Taxes from any such payment, Seller shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority in accordance with applicable law; (iii) deliver to Buyer, as soon as practicable, original tax receipts or a certified copy of a receipt issued by such Governmental Authority or other evidence reasonably satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) if such deduction or withholding is attributable to Taxes which are Covered Taxes, then the sum payable by Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 5) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(ii)In addition, without duplication, Seller agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future recordation, stamp, court or documentary, intangible, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Transaction Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment of Buyer’s rights and obligations under this Agreement (such Taxes other than such Other Connection Taxes, “Other Taxes”).

(iii)Without duplication of the obligation of Seller to pay additional amounts on account of Covered Taxes pursuant to Article 5(j)(i) and to pay Other Taxes pursuant to Article 5(j)(ii), Seller agrees to indemnify Buyer, within ten (10) Business Days after demand therefor, for the full amount of any and all Covered Taxes and Other Taxes (including the full amount of any Covered Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Article 5(j)(iii)), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.

(iv)Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Article 5(j) shall survive the termination of this Agreement. Nothing contained in this Article 5(j) shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(v)(a) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Article 5(j)(v)(b) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(b)    Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person,

(I)any Buyer that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(II)any Buyer that is not a U.S. Person (a “Non-U.S. Person”) shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Person becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A)in the case of a Buyer that is a Non-U.S. Person claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Transaction Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S.

federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)	executed originals of IRS Form W-8ECI;

(C)in the case of a Buyer that is a Non-U.S. Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)to the extent a Buyer that is a Non-U.S. Person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(III)If a payment made to a Non-U.S. Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Non-U.S. Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Non-U.S. Person shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that such Non-U.S. Person has complied with such Non-U.S. Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Article 5(j)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

If any form or certification Buyer previously delivered expires or becomes obsolete or inaccurate in any respect, Buyer shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(vi)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 5(j) (including by the payment of additional amounts pursuant to this Article 5(j)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Article 5(j) with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 5(j)(vi) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 5(j)(vi), in no event will the indemnified party be required to pay any amounts to an indemnifying party pursuant to this Article 5(j)(vi) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(vii)If Buyer requests compensation under this Article 5(j), Seller may, at its option, within sixty (60) days after delivery of such request, terminate this facility by payment in full to Buyer of the then outstanding Repurchase Price of all Purchased Assets and any other amounts then otherwise due and payable under the facility or any Transaction Document (excluding any compensation which is not already due and payable pursuant to this Agreement), and, in connection with any such termination, notwithstanding anything to the contrary contained herein or in any other Transaction Document, there shall be no Exit Fee or prepayment fee or premium due.

ARTICLE 6
SECURITY INTEREST

(a)Buyer and Seller intend that the Transactions hereunder be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets (other than as described in Article 21(g)). However, in order to preserve Buyer’s rights under the Transaction Documents, in the event that a court or other forum re-characterizes the Transactions hereunder as other than sales, and as security for the performance by Seller of all of Seller’s obligations to Buyer under the Transaction Documents and the Transactions entered into hereunder, or in the event that a transfer of a Purchased Asset is otherwise ineffective to effect an outright transfer of such Purchased Asset to Buyer, Seller hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Buyer to secure the payment of the Repurchase Price on all Transactions to which Seller is a party and all other amounts owing by Seller to Buyer hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Transaction Documents (collectively, the “Repurchase Obligations”). Without limiting the generality of the foregoing and for the avoidance of doubt, if any determination is made that any Mezzanine Loan which is a Purchased Asset was not sold by Seller to Buyer pursuant to this Agreement, or that such Mezzanine Loan does not qualify for the safe harbor treatment provided by the Bankruptcy Code, then Seller hereby pledges, assigns and grants to Buyer as further security for Seller’s obligations to Buyer hereunder, a continuing first priority security interest in and Lien upon each such Mezzanine Loan which constitutes a Purchased Asset hereunder, and Buyer shall have all the rights and remedies of a “secured party” under the Uniform Commercial Code with respect thereto (such pledge, the “Related Credit Enhancement”). For purposes of this Agreement, “Collateral” shall mean:

(i)the Collection Account and the Servicer Account and all monies from time to time on deposit in the Collection Account and the Servicer Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing; and

(ii)	the Purchased Items.

(b)Intentionally Omitted.

(c)Buyer’s security interest in the Collateral and the Collection Account shall terminate only upon satisfaction of the Repurchase Obligations. Upon such satisfaction and upon request of Seller, Buyer shall, at Seller’s sole expense, deliver to Seller such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Purchased Assets, Purchased Items, Purchased Asset Documents and Purchased Asset Files to Seller and reconvey the Purchased Assets and Purchased Items to Seller and release its security interest in the Collateral, the Collection Account and the Servicer Account, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Buyer shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Buyer, at Seller’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Seller upon completion thereof, and (ii) Seller shall from time to time take such further actions as may be requested by Buyer in its sole discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Buyer hereunder). Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

(d)Seller acknowledges that it has no rights to service the Purchased Assets but only has rights granted to it pursuant to Article 27. Without limiting the generality of the foregoing and the grant of a security interest pursuant to Article 6(a), and in the event that Seller is deemed by a court, other forum or otherwise to retain any residual Servicing Rights (notwithstanding that such Servicing Rights are Purchased Items hereunder), and for the avoidance of doubt, Seller hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Section 741(7)(xi) of the Bankruptcy Code.

(e)Seller agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay or extension law now or hereafter in force in any locality where any Purchased Asset may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, in each case in accordance with the terms of this Agreement, or the final and absolute putting into possession thereof, immediately after such sale, of Buyers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives until the Repurchase Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Purchased Assets as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 7
TRANSFER AND CUSTODY

(a)On the Purchase Date for each Transaction, ownership of the related proposed Purchased Assets and other Purchased Items shall be transferred to Buyer or its designee (including the Custodian) against the simultaneous transfer of the Purchase Price for such proposed Purchased Asset to an account of Seller specified in the related Confirmation and such proposed Purchased Asset shall become a Purchased Asset hereunder, with a simultaneous agreement by Buyer to transfer to Seller the same Purchased Asset on the applicable Repurchase Date, against the transfer of funds by Seller, in an amount equal to the Repurchase Price.

(b)Seller shall deposit the Purchased Asset Files representing the Purchased Assets, or direct (including through a bailee) that such Purchased Asset Files be deposited directly with the Custodian in accordance with the Custodial Agreement. The Purchased Asset Files shall be maintained in accordance with the Custodial Agreement. If a Purchased Asset File is not delivered to Buyer or its designee (including the Custodian), such Purchased Asset File shall be held in trust by Seller or its designee for the benefit of Buyer as the owner thereof. Seller or its designee shall maintain a copy of the Purchased Asset File and the originals of the Purchased Asset File not delivered to Buyer or its designee (including the Custodian). The possession of the Purchased Asset File by Seller or its designee is at the will of Buyer for the sole purpose of servicing the related Purchased Asset, and such retention and possession by Seller or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Seller or its designee shall be marked appropriately to reflect clearly the sale of the related Purchased Asset to Buyer. Seller or its designee (including the Custodian) shall release its custody of the Purchased Asset File only in accordance with a written request acknowledged in writing by Buyer and otherwise in accordance with the Custodial Agreement.

(c)From time to time, Seller shall forward to the Custodian, with copy to Buyer, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of a Purchased Asset approved (if and to the extent required) in accordance with the terms of this Agreement, and upon receipt of any such other documents (which shall be clearly marked as to which Purchased Asset File such documents relate) Custodian will be required to hold such other documents in the related Purchased Asset File in accordance with the Custodial Agreement.

ARTICLE 8
SALE, TRANSFER, HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

(a)Title to each Purchased Asset shall pass to Buyer on the related Purchase Date, and Buyer shall have free and unrestricted use of all Purchased Assets, subject, however, to the terms of this Agreement. Nothing in this Agreement or any other Transaction Document shall preclude Buyer from engaging in repurchase transactions with the Purchased Assets or otherwise selling, transferring, pledging, repledging, hypothecating or rehypothecating the Purchased Assets, but no such transaction shall relieve Buyer of its obligations to transfer the same Purchased Assets to Seller pursuant to Article 3 or of its obligation to apply all amounts as required under Article 5(f) or otherwise affect the rights, obligations and remedies of any party to this Agreement.

(b)Nothing contained in this Agreement or any other Transaction Document shall obligate Buyer to segregate any Purchased Assets delivered to Buyer by Seller. Except to the extent expressly set forth in this Agreement or any other Transaction Document, no Purchased Asset shall remain in the custody of Seller or any Affiliate of Seller.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as of the Closing Date, each Purchase Date, the date of any Future Funding Advance Draw, the date of any Margin Excess Advance and the first day of each Extension Term, as follows:

(a)Organization, Etc. Seller (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware, (ii) is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business except where failure to do so is not reasonably likely to result in a Material Adverse Effect, (iii) has the limited liability company power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iv) has the limited liability company power to execute, deliver, and perform its obligations under the Transaction Documents.

(b)Authorization, Acting as Principal, Approvals, Compliance. Seller represents that (i) it is duly authorized to execute and deliver the Transaction Documents to which it is a party, to enter into Transactions as contemplated hereunder and to perform its obligations under the Transaction Documents, and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in such Transactions as principal, (iii) each person signing any Transaction Document on its behalf is duly authorized to do so on its behalf and (iv) it has obtained all authorizations of any Governmental Authority required in connection with the Transaction Documents and the Transactions hereunder and such authorizations are in full force and effect.

(c)Consents. No consent, approval or other action of, or filing by Seller with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Transaction Documents (other than consents, approvals and filings that have been obtained or made, as applicable).

(d)Licenses and Permits. Seller is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Seller’s business, including the acquisition, origination (if applicable), ownership or sale of any Purchased Asset or other Purchased Item, except, in each case, where failure to do so could not be reasonably likely to result in a Material Adverse Effect.

(e)Due Execution; Enforceability. The Transaction Documents to which it is a party have been or will be duly executed and delivered by Seller, for good and valuable consideration. Once executed by each applicable counterparty, the Transaction Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(f)Ability to Perform. Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant applicable to it and contained in the Transaction Documents to which it is a party.

(g)Non-Contravention. Neither the execution and delivery of the Transaction Documents, nor consummation by Seller of the transactions contemplated by the Transaction Documents (or any of them), nor compliance by Seller with the terms, conditions and provisions of the Transaction Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Seller, (ii) any contractual obligation to which Seller is now a party or the rights under which have been assigned to Seller or the obligations under which have been assumed by Seller or to which the assets of Seller is subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Seller, other than pursuant to the Transaction Documents, (i) any judgment or order, writ, injunction, decree or demand of any court applicable to Seller, or (ii) any applicable Requirement of Law, in each case of clauses (ii)-(iv) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(h)Litigation; Requirements of Law. Except as disclosed in writing to Buyer, there is no action, suit, proceeding, investigation or arbitration pending or, to Seller’s Knowledge, threatened in writing against Seller or Guarantor or any of its respective assets that (i) is in an amount greater than Seller Threshold with respect to Seller or Guarantor Threshold with respect to Guarantor or (ii) if adversely determined is reasonably likely to result in any Material Adverse Effect. Seller is in compliance with all Requirements of Law, except where failure to comply could not be reasonably likely to result in a Material Adverse Effect. Seller is not in default in any material respect with respect to any judgment, order, writ, injunction, or decree of any arbitrator or Governmental Authority that is reasonably likely to result in a Material Adverse Effect or could reasonably be expected to constitute a Default or an Event of Default.

(i)Judgments. Except as disclosed in writing to Buyer, there are no judgments against Seller in an amount greater than Seller Threshold, or against Guarantor in the aggregate in an amount greater than Guarantor Threshold that, in each case, are unsatisfied of record or docketed in any court located in the United States of America.

(j)No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Seller Party.

(k)Intentionally Omitted.

(l)No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person (other than Buyer or an Affiliate of Buyer) who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to any of the Transaction Documents.

(m)No Default. No Event of Default or Default has occurred and is continuing under or with respect to the Transaction Documents of which Seller has not given notice if and when required in accordance with Article 11(a).

(n)No Credit Event. To Seller’s Knowledge, there are no facts or circumstances that are reasonably likely to cause or have caused a Credit Event to occur with respect to any Purchased Asset, except as disclosed in writing by Seller.

(o)No Material Adverse Effect. Except as disclosed in writing to Buyer, Seller has no Knowledge of any actual development, event or other fact that has not been disclosed in writing by Seller and would reasonably be expected to result in a Material Adverse Effect.

(p)	Intentionally Omitted.

(q)Authorized Representatives. The duly authorized representatives of Seller are listed on and true signatures of such authorized representatives are set forth on Exhibit IV hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit IV hereto as Seller may from time to time deliver to Buyer.

(r)Chief Executive Office; Jurisdiction of Organization; Location of Books and Records. Each Seller Party’s chief executive office is located at the address for notices specified for such Seller Party on Exhibit I, unless such Seller Party has provided a new chief executive office address to Buyer in writing. Seller’s jurisdiction of organization is the State of Delaware. The location where Seller keeps its books and records, including all computer tapes and records relating to the Collateral, is its chief executive office.

(s)Representations and Warranties Regarding the Purchased Assets. Each of the representations and warranties made in respect of the Purchased Assets pursuant to Exhibit X are true, complete and correct in all material respects, except as disclosed in writing by Seller prior to a Purchase Date for any Purchased Asset and reflected in the related Confirmation.

(t)Good Title to Purchased Assets. Immediately prior to the purchase of any Purchased Assets by Buyer from Seller, (i) such Purchased Assets are free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8- 102(a)(1) of the UCC), (ii) such Purchased Assets are not subject to any right of set-off, any prior sale, transfer, assignment or participation (other than a transfer or chain of transfers from Affiliates of Seller to Seller on or prior to the Purchase Date), or any agreement by Seller to assign, convey, transfer or participate such Purchased Assets, in each case, in whole or in part, (iii) Seller is the sole record and beneficial owner of and has good and marketable title to such Purchased Assets and (iv) Seller has the right to sell and transfer such Purchased Assets to Buyer. Upon the purchase of any Purchased Assets by Buyer from Seller, Buyer shall be the sole owner of such Purchased Assets free of any adverse claim existing as of the Purchase Date, subject to the terms and conditions of the Purchased Asset Documents and Seller’s rights under this Agreement.

(u)No Encumbrances. There are (i) no outstanding rights, options, warrants or agreements on the part of Seller for a purchase, sale or issuance, in connection with any Purchased Asset or other Purchased Item, (ii) no agreements on the part of Seller to issue, sell or distribute any Purchased Asset or other Purchased Item and (iii) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except, in each of the foregoing instances, as contemplated by the Transaction Documents.

(v)Security Interest in Collateral. Upon execution and delivery of the Account Control Agreement, Buyer shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Seller in the Collection Account and all funds credited thereto, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity. In the event any related Transaction is recharacterized as a secured financing of the Purchased Assets, the provisions of this Agreement are effective to create in favor of Buyer a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Seller in, to and under the Collateral, and:
(i)with respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument” by the Custodian endorsed in blank in accordance with the Custodial Agreement or by a bailee pursuant to a bailee agreement, Buyer shall have a valid, perfected first priority security interest in such Collateral constituting an “instrument” subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles; and

(ii)upon filing the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Buyer shall have a valid, perfected first priority security interest in the Collateral to the extent that a security interest in the Collateral can be perfected under the UCC by the filing of financing statements subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.

(w)Delivery of Purchased Asset File. With respect to each Purchased Asset, the Mortgage Note, the Mortgage, the Assignment of Mortgage and any other document required to be delivered under this Agreement and the Custodial Agreement for such Purchased Asset has been delivered to Buyer or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein).

(x)	Intentionally Omitted.

(y)Federal Regulations. Seller is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(z)Taxes. Seller has filed or caused to be filed all federal and other material tax returns or extensions thereto that would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property (in each case taking into account any extensions) except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP; no Tax liens have been filed against any of Seller’s assets, except for such Tax liens as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP, and no material claims are being asserted with respect to any such Taxes.

(aa) ERISA. Seller does not have any Plans or any ERISA Affiliates and makes no contributions to any Plans or any Multiemployer Plans.

(bb) Solvency; No Fraudulent Transfer. Seller has adequate capital for the normal obligations foreseeable in a business of its size and character and in light of its contemplated business operations. Seller is generally able to pay, and is paying, its debts as they come due. Neither the Transaction Documents nor any Transaction thereunder are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditors of Seller. As of each Purchase Date, Seller is not insolvent within the meaning of 11 U.S.C. Section 101(32) or any successor provision thereof and the transfer and sale of the related Purchased Assets on such Purchase Date pursuant hereto and the obligation to repurchase such Purchased Assets (i) will not cause the liabilities of Seller to exceed the assets of Seller, (ii) will not result in Seller having unreasonably small capital, and (iii) will not result in debts that would be beyond Seller’s ability to pay as the same mature. Seller received reasonably equivalent value in exchange for each transfer and sale of the Purchased Assets subject hereto to Buyer. No Act of Insolvency has occurred with respect to Seller. Seller has only entered into agreements with Affiliates on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.

(cc) Use of Proceeds; Margin Regulations. All proceeds of each Transaction shall be used by Seller for purposes permitted under Seller’s governing documents, provided that no part of the proceeds of any Transaction shall be used by Seller to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of any Transaction nor the use of any proceeds thereof shall violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(dd) Full and Accurate Disclosure. All information, reports, statements, exhibits, schedules and certificates, (i) furnished in writing by or on behalf of any Seller Party in connection with the negotiation, preparation or delivery of the Transaction Documents, or after the date hereof pursuant to the terms of any Transaction Document or (ii) included in any Transaction Document, when taken as a whole, do not and will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified; provided, that the representation in this Article 10(dd) is made to Seller’s Knowledge with respect to information provided by third parties.

(ee) Financial Information; Business Condition. All financial data concerning Seller Parties and, to Seller’s Knowledge, the Purchased Assets that has been delivered by or on behalf of Seller to Buyer is true, complete and correct in all material respects on the date of the delivery thereof to Buyer. All financial data concerning each Seller Party has been prepared fairly in accordance with GAAP consistently applied. All financial data concerning the Purchased Assets and the other Purchased Items has been prepared in accordance with standard industry practices. Since the delivery of such data, except as otherwise disclosed in writing to Buyer, there has been no change in the financial condition or the results of operations (or prospects) of any Seller Party or, to Seller’s Knowledge, in the results of operations of any Seller Party or the Purchased Assets, which change could result in a Material Adverse Effect.

(ff)    Intentionally Omitted.

(gg) No Reliance. Seller has made its own independent decisions to enter into the Transaction Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of the Transactions.

(hh) Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act. Seller Parties are in compliance, in all material respects, with (i) the U. S. laws related to economic sanctions administered by the U.S. Department of Treasury, including its Office of Foreign Assets Control, or the U.S. Department of State (the “Economic Sanctions”), including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (the “Patriot Act”). No part of the proceeds of any Transaction will be used, directly or indirectly (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) to fund or finance any activities or business of or with any individual or entity or in any country or territory that, at the time of such funding or financing, is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria) or of or with any individual or entity that, at the time of such funding or financing, is subject to Economic Sanctions.

(ii) Prohibited Persons. No Seller Party is a Prohibited Person, or is located, organized or resident in a country or territory that is subject to country-wide or territory-wide Economic Sanctions (including, as of the date hereof, Cuba, Iran, North Korea, Sudan and Syria).

(jj) Insider. Seller is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

(kk) Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations (collectively, the “Anti-Money Laundering Laws”), by (i) establishing an adequate anti-money laundering compliance program as required by the Anti-Money Laundering Laws, (ii) conducting the requisite due diligence in connection with the origination of each Purchased Asset for purposes of the Anti-Money Laundering Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to purchase the property in question, and (iii) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the Anti-Money Laundering Laws.

(ll)    Intentionally Omitted.

(mm) Ownership. Seller is a wholly-owned direct or indirect Subsidiary of Guarantor.
(nn)    Tax Status. For U.S. federal income tax purposes, Seller is a disregarded entity.

(oo)    No Real Property. Seller has not at any time since its formation held title to any real property.
ARTICLE 10
NEGATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller shall not, without the prior written consent of Buyer:

(a)knowingly take any action that would directly or indirectly impair or adversely affect Buyer’s title to the Purchased Assets;

(b)transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in any Purchased Assets to any Person other than Buyer, or engage in repurchase transactions or similar transactions with respect to any Purchased Assets with any Person other than Buyer;

(c)create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on any of the Purchased Assets or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Seller pursuant to the Transaction Documents;

(d)create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause Seller to violate the covenants contained in Article 12;

(e)subject to Article 27, permit (through the giving of consent or a waiver, failure to object or otherwise) any Mortgaged Property or Mortgagor, in each case, relating to any Purchased Asset, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt (in each case, excluding Permitted Encumbrances against the related Mortgaged Property and except to the extent that any such Liens or Indebtedness are otherwise created, incurred, assumed or permitted in accordance with the Purchased Asset Documents);

(f)consent or assent to any Significant Modification relating to any Purchased Asset or other agreement or instrument relating to any Purchased Asset other than in accordance with Article 27 and the Servicing Agreement and/or Servicer Letter (as applicable);

(g)permit the organizational documents or organizational structure of Seller to be amended in any material respect; provided, however that the foregoing shall not prohibit any modifications to Seller’s organizational documents which are administrative in nature (other than with respect to the special purpose entity provisions) or solely reflect new direct or indirect ownership so long as no Change of Control has occurred;

(h)enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), sell all or substantially all of its assets (except in connection with the sale or securitization of assets in the ordinary course of Seller’s business in accordance with this Agreement);

(i)suffer a Change of Control that Buyer has not consented to or enter into (or agree to enter into) any Division/Series Transaction;

(j)after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller;

(k)acquire or maintain any right or interest in any Purchased Asset or Mortgaged Property relating to any Purchased Asset that is senior to or pari passu with the rights and interests of Buyer therein under the Transaction Documents other than (x) in connection with the addition of such other rights or interests as Collateral hereunder, or (y) a pari passu companion note or a pari passu participation interest related to a Senior Interest that is a

Purchased Asset which note or interest Seller holds and promptly transfers to an Affiliate or to a securitization transaction;

(l)use any part of the proceeds of any Transaction hereunder for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;

(m)	directly, or through a Subsidiary, acquire or hold title to any real property; or

(n)make any election or otherwise take any action that would cause Seller to be treated as an association taxable as a corporation for U.S. federal income tax purposes.

ARTICLE 11
AFFIRMATIVE COVENANTS OF SELLER

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect, Seller covenants that:

(a)	Seller Notices.

(i)Material Adverse Effect. Seller shall promptly notify Buyer of any Material Adverse Effect of which Seller has Knowledge; provided, however, that nothing in this Article 11 shall relieve Seller of its obligations under this Agreement.

(ii)Default or Event of Default. Seller shall notify Buyer of the occurrence of any Default or Event of Default with respect to Seller as soon as possible but in no event later than two (2) Business Days after obtaining Knowledge of such event.

(iii)Purchased Asset Defaults. Seller shall promptly, and in any event not later than two (2) Business Days following receipt of notice thereof, deliver to Buyer any notice of the occurrence of any Purchased Asset Event of Default.

(iv)	Other Defaults, Litigation and Judgments.

(A)Seller shall promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge thereof, notify Buyer of (x) any event of default (beyond applicable notice and grace periods) on the part of Seller under any Indebtedness or other material contractual obligations of Seller; and (y) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Seller or any of its respective assets.

(B)Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of (1) to the extent such default or event of default could reasonably be expected to constitute an Event of Default hereunder, any default or event of default (or similar event) on the part of Guarantor under any Indebtedness or other contractual obligations of Guarantor; and (2) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Guarantor or any of its assets, which, in each case, is likely (in Seller’s reasonable judgment) to be adversely determined and, if so, could reasonably be expected to have a Material Adverse Effect as reasonably determined by Seller.

(v)Mandatory Early Repurchase Event. Seller shall promptly, and in any event not later than two (2) Business Days after obtaining Knowledge thereof, notify Buyer of any Mandatory Early Repurchase Event that has occurred, which notice to Buyer shall state the details of such Mandatory Early Repurchase Event including the related Purchased Assets for which such Mandatory Early Repurchase Event has occurred and whether such Mandatory Early Repurchase Event is continuing.

(vi)Credit Event. Promptly, and in any event not later than two (2) Business Days, after obtaining Knowledge or following receipt of notice thereof, Seller shall notify Buyer of any events, facts or circumstances that have caused or are reasonably likely to cause a Credit Event to occur with respect to any Purchased Asset.

(vii)Corporate Change. Seller shall advise Buyer in writing of the opening of any new chief executive office, or the closing of any such office, of any Seller Party and of any change in any Seller Party’s name or the places where the books and records pertaining to the Purchased Asset are held not less than ten (10) Business Days prior to taking any such action. Seller shall provide Buyer at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director.

(viii)Anti-Terrorism; Anti-Bribery and Anti-Money Laundering Laws. Seller shall promptly (and in any event within two (2) Business Days after obtaining Knowledge thereof) notify Buyer of any violation of the representation and warranty contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(b)	Reporting.

(i)Purchased Asset Information. Seller shall provide, or shall cause to be provided, to Buyer (A) no later than the fifteenth (15th) day of each month, any property level financial information (including, without limitation, operating and financial statements) with respect to the Purchased Assets that was received from the related Mortgagor in accordance with the related Purchased Asset Documents during the preceding calendar month and is in the possession of Seller or an Affiliate, including, without limitation, rent rolls, income statements and STR reports, in each case, if applicable; and (B) promptly upon request, such other information with respect to the Purchased Assets that may be reasonably requested by Buyer from time to time and to the extent available to Seller.

(ii)Monthly Servicing Report. With respect to the Purchased Assets and related Mortgaged Properties, on or prior to the Remittance Date each calendar month, Seller shall, or shall cause Servicer to, provide to Buyer a monthly operations/servicing report covering collections, delinquencies, losses, recoveries, and cash flows, in form reasonably acceptable to Buyer.

(iii)Quarterly Purchased Asset Reports. With respect to the Purchased Assets and related Mortgaged Properties, at quarterly intervals with respect to each such Purchased Asset and related Mortgaged Property, Seller shall provide, or shall cause to be provided, to Buyer an asset management report prepared by Seller or Guarantor (to the extent of information in the possession of Seller or an Affiliate), in form reasonably acceptable to Buyer.

(iv)Quarterly Financial Reports. Seller shall provide, or shall cause to be provided, to Buyer within sixty (60) days after the end of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of Guarantor for such period (with or without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, as applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided, however, to the extent that Guarantor’s quarterly financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such sixty (60) day period, Seller shall be deemed to have satisfied the reporting requirements of this Article 11(b)(iv) upon delivery of such posting.

(v)Annual Financial Reports. Seller shall provide, or shall cause to be provided, to Buyer within one hundred twenty (120) days after the end of the fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor, as at the end of such fiscal year and the related audited, consolidated statements of income, member equity and cash flows of Guarantor, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided, however, to the extent that Guarantor’s annual financial statements for such period are posted to the website for the Securities and Exchange Commission (http://

www.sec.gov) within such one hundred twenty (120) day period, Seller shall be deemed to have satisfied the reporting requirements of this Article 11(b)(v).

(vi)Covenant Compliance Certificate. Within the timing for or simultaneously with the delivery of financial statements pursuant to Sections 11(b)(iv) and (v) above for each fiscal quarter in any fiscal year and for fiscal year end, Seller shall deliver to Buyer a Covenant Compliance Certificate from Seller addressed to Buyer.

(vii)Other Information. Seller shall provide, or shall cause to be provided, to Buyer such other information regarding the financial condition, operations or business of Seller or any Mortgagor or underlying guarantor with respect to a Purchased Asset as Buyer may reasonably request and to the extent reasonably available to Seller, including without limitation, such documents as Buyer may request evidencing the truthfulness of the representations set forth in Article 9.

(c)Additional Rights. If Seller shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for a Purchased Asset, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and deliver the same forthwith to Buyer (or the Custodian, as appropriate) in the exact form received, duly endorsed by Seller to Buyer, if required, together with an undated power covering such rights duly executed in blank to be held by Buyer hereunder as additional collateral security for the Transactions. If any sums of money or property so paid or distributed in respect of the Purchased Assets shall be received by Seller, Seller shall, until such money or property is paid or delivered to Buyer, hold such money or property in trust for Buyer, segregated from other funds of Seller, as additional collateral security for the Transactions. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Buyer, duly endorsed in a manner satisfactory to Buyer, to be itself held as Collateral pursuant to the Transaction Documents.

(d)Defense of Buyer’s Security Interest; Further Assurances. At any time from time to time, at the sole expense of Seller, Seller shall (i) defend the right, title and interest of Buyer in and to the Purchased Assets and other Collateral against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons, (ii) at Buyer’s reasonable request, take all action Buyer reasonably deems necessary or desirable to ensure that Buyer will have a first priority security interest in the Purchased Assets and other Collateral subject to any of the Transactions in the event such Transactions are recharacterized as secured financings and (iii) at Buyer’s reasonable request, promptly and duly execute and deliver such further instruments, documents and information and take such further actions as Buyer may deem reasonably necessary or desirable to (1) obtain or preserve the security interest granted hereunder, (2) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Seller (whether or not existing as of the date hereof or in the future), (3) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Buyer may request) or (4) ensure compliance with the Patriot Act or any other Requirements of Law in all material respects.

(e)Preservation of Existence; Compliance with Law. Seller shall, and shall cause Guarantor to, at all times (i) comply with all contractual obligations, (ii) comply with all Requirements of Law, (iii) maintain and preserve its legal existence and (iv) maintain and preserve all of its rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, with respect to Seller, all lending licenses held by it and its status as a “qualified transferee” (however denominated) under all documents which govern the Purchased Assets), except, in each case other than clause (iii) above, to the extent that any noncompliance or failure would not be reasonably likely to result in a Material Adverse Effect.

(f)Operations. Seller shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Buyer prior to the date hereof. Seller shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Seller for its own account and shall furnish Buyer, upon reasonable request by Buyer or its designated representative, with reasonable information obtainable by Seller with respect to the Collateral and the conduct and operation of its business.

(g)Books and Records. Seller shall at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(h)Compliance with Transaction Documents. Seller shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under and in accordance with the Transaction Documents. Seller shall cause Guarantor to at all times comply with the terms and conditions of the Guaranty, including without limitation, any financial covenants contained therein. Seller shall be solely responsible for the fees and expenses of Custodian, Account Bank, and Servicer.

(i)Taxes and Other Charges. Seller shall timely file all federal and other material income, franchise and other tax returns required to be filed by it and shall timely pay and discharge all taxes, levies, assessments, liens and other charges imposed on it, on its income or profits, on any of its property or on the Collateral prior to the date on which penalties attach thereto, except for any such tax, levy, assessment, liens or other charge which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(j)ERISA. Seller shall not violate the representations and warranties contained in Article 9(aa).

(k)Ownership. Seller is and shall remain at all times a wholly-owned direct or indirect Subsidiary of Guarantor.

(l)Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act. Seller shall not violate the representations and warranties contained in Article 9(hh) (Economic Sanctions, Patriot Act and Foreign Corrupt Practices Act), Article 9(ii) (Prohibited Persons) or Article 9(kk) (Anti-Money Laundering Laws).

(m)Searches. When both the Los Angeles County Recorder and Los Angeles County Superior Court are able to resume performing and providing lien and litigation searches in the ordinary course, Seller shall promptly order such reports with respect to the Manager and deliver them to Buyer.

ARTICLE 12
SINGLE PURPOSE ENTITY

On and as of the date hereof and at all times while this Agreement or any Transaction hereunder is in effect and Seller covenants that:

(a)Seller shall own no assets, and shall not engage in any business, other than the Purchased Assets, proposed Purchased Assets and Purchased Assets reacquired by Seller from Buyer, and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Purchased Assets;

(b)Seller shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates other than those obligations related to Purchased Assets or securities consisting of Purchased Assets;

(c)Seller shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;

(d)	Seller shall comply with the provisions of its organizational documents;

(e)Seller shall do all things necessary to observe its organizational formalities and to preserve its existence;

(f)Seller shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law; provided that appropriate notation shall be made on such financial statements to indicate that Seller’s assets are pledged as collateral for a security agreement) and file its own tax returns (except to the extent consolidation is required or permitted under Requirements of Law);

(g)Seller shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;

(h)Seller shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain solvent; provided, that the foregoing shall in no way be construed as requiring the contribution of capital to Seller by any direct or indirect holders of interests in Seller;

(i)Seller shall not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;

(j)Seller shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;

(k)Seller shall not hold itself out to be responsible for the debts or obligations of any other Person;

(l)Seller shall not, without the prior written consent of its Independent Director, take any action that will result in an Act of Insolvency;

(m)	Seller shall, at all times, have at least one (1) Independent Director;

(n)Seller’s organizational documents shall provide (i) that Buyer be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Director, together with the name and contact information of the replacement Independent Director and evidence of the replacement’s satisfaction of the definition of Independent Director and (ii) that any Independent Director of Seller shall not have any fiduciary duty to anyone including the holders of the equity interest in Seller and any Affiliates of Seller except Seller and the creditors of Seller with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;

(o)Seller shall not enter into any transaction with an Affiliate of Seller except on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction;

(p)Seller shall maintain a sufficient number of employees in light of contemplated business operations; provided, however, that Seller shall not be required to maintain any employees;

(q)Seller shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;

(r)Seller shall not pledge its assets to secure the obligations of any other Person (other than under the Transaction Documents);
(s)Seller shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and

(t)Seller shall not create, incur, assume or suffer to exist any Indebtedness, Lien, encumbrance or security interest in or on any of its property, assets, revenue, the Purchased Assets, the other Collateral, whether now owned or hereafter acquired, other than (i) obligations under the Transaction Documents, (ii) obligations under the documents evidencing the Purchased Assets, and (iii) unsecured trade payables, in an aggregate amount not to exceed Seller Threshold at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Purchased Assets; provided, however, that any such trade payables incurred by Seller shall be paid within ninety (90) days of the date incurred.

ARTICLE 13
EVENTS OF DEFAULT; REMEDIES; SET-OFF

(a)Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:

(i)Failure to Repurchase or Repay. Seller shall fail to repurchase Purchased Assets upon the applicable Repurchase Date or shall fail to repay the Purchase Price with respect to any Purchased Asset when and as required pursuant to the Transaction Documents.

(ii)Failure to Pay Purchase Price Differential. Seller shall fail to pay any accrued and unpaid Purchase Price Differential when due; provided, however, that Seller shall have one (1) Business Day to cure any failure to pay Purchase Price Differential resulting from an error or omission of an administrative or operational nature.

(iii)Failure to Cure Margin Deficit. Seller shall fail to cure any Margin Deficit for which a Margin Call Notice has been delivered in accordance with Article 4 when due.

(iv)Failure to Remit Principal Payment. Seller fails to remit (or cause to be remitted) to Buyer any Principal Payment received with respect to a Purchased Asset for application to the payment of the Repurchase Price for such Purchased Asset in accordance with Article 5(e), that Seller shall have one (1) Business Day to cure any failure to remit Principal Payment resulting from an error or omission of an administrative or operational nature.

(v)Failure to Pay Fees. Seller shall fail to pay any fee payable to Buyer hereunder or pursuant to the Fee Letter as and when due and the same is not cured within three (3) Business Days after receipt of written demand therefor from Buyer.

(vi)Other Failure to Pay. Seller shall fail to make any payment not otherwise enumerated that is owing to Buyer under the Transaction Documents that has become due, whether by acceleration or otherwise, and, if no notice and/or grace period is expressly provided for such payment in this Agreement, the same is not cured within five (5) Business Days after receipt of written demand thereto from Buyer.

(vii)Act of Insolvency. An Act of Insolvency occurs with respect to Seller or Guarantor.

(viii)Admission of Inability to Pay. Seller or Guarantor shall admit in writing to any Person its inability to, or its intention not to, perform any of its respective obligations under any Transaction Document.

(ix)Transaction Documents. Any Transaction Document or a replacement therefor acceptable to Buyer shall for whatever reason be terminated (other than by Buyer without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Seller Party or Affiliate of any Seller Party shall contest the validity or enforceability of any Transaction Document or the validity, perfection or priority of any Lien granted thereunder, or any Seller Party or Affiliate of any Seller Party shall seek to disaffirm, terminate or reduce its obligations under any Transaction Document.

(x)	Cross-Default.

(A)Seller shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness with an outstanding principal amount or other material contractual obligations with an outstanding obligation, in each case, of at least Seller Threshold, which default (A) is a monetary default or (B) permits the acceleration of the maturity of such Indebtedness or obligations by any other party to or beneficiary with respect to such Indebtedness or obligations, and Seller fails to repurchase all Purchased Assets within one (1) Business Day thereafter.

(B)Guarantor shall be in default (beyond any applicable notice and cure periods) under any of its Indebtedness with an outstanding principal amount or other material contractual obligations with an outstanding obligation, in each case, of at least Guarantor Threshold, which default (A) is a monetary default or (B) permits the acceleration of the maturity of such Indebtedness or obligations by any other party to or beneficiary with respect to such Indebtedness or obligations, and Seller fails to repurchase all Purchased Assets within one (1) Business Day thereafter.

(xi)Judgment. A final non appealable judgment by any competent court with jurisdiction in the United States of America for the payment of money shall have been (A) rendered against Seller in an amount greater than Seller Threshold or (B) rendered against Guarantor in an amount greater than Guarantor Threshold, and in each case, such judgment remains undischarged or unpaid, unless the execution of such judgment is stayed by posting of cash, bond or other collateral acceptable to Buyer in the amount of such judgment within thirty (30) days after the entry thereof.

(xii)ERISA. Seller shall violate the representations and warranties contained in Article 9(aa) (ERISA).

(xiii)Ownership; Security Interest. The Transaction Documents shall for any reason not cause, or shall cease to cause, Buyer to be the owner free of any adverse claim of any of the Purchased Assets or if a Transaction is recharacterized as a secured financing, a secured party with respect to the related Purchased Assets free of any adverse claim, liens and rights of others (other than as granted herein), and, in either case, such condition is not cured by Seller within three (3) Business Days after the earlier of receipt of notice thereof from Buyer or Seller obtaining Knowledge thereof.

(xiv)Government or Regulatory Action. Any Governmental Authority or agency, any person, agency or entity acting or purporting to act under Governmental Authority or any regulatory or self-regulatory authority shall have taken any action to (1) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of any Seller Party, (2) displace the management of Seller or Guarantor or curtail its authority in the conduct of its business and such action has not been dismissed or stayed within thirty (30) days or (3) remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Seller or Guarantor which, in each case of clauses (1), (2) or (3) above, results in a Material Adverse Effect.

(xv)Conveyance of Assets. Any conveyance, transfer or disposal of all or substantially all assets of Guarantor to any Person.

(xvi)Change of Control. A Change of Control shall occur without the prior written consent of Buyer.

(xvii)Representations. Any representation, warranty or certification made by any Seller Party or any Servicer that is an Affiliate of any Seller Party to Buyer under this Agreement or any Transaction Document (other than any representation contained in Article 9(s)) shall have been incorrect or untrue when made or repeated or deemed to have been made or repeated in any material respect and, to the extent that such incorrect or untrue representation is capable of being cured by Seller, such breach is not cured by Seller within ten (10) Business Days after the earlier of receipt of written notice thereof from Buyer or Seller’s Knowledge of such incorrect or untrue representation.

(xviii) Guarantor Breach. The breach by Guarantor of the financial covenants made by it in the Guaranty.

(xix)Intentionally Omitted.

(xx)Other Covenant Default. If any Seller Party shall breach or fail to perform in any material respect any of the terms, covenants or obligations under this Agreement or any other Transaction Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after the earlier of (a) delivery of notice thereof to Seller by Buyer, or (b) Knowledge by Seller of such breach or failure to perform; provided, that, if such default is susceptible to cure but cannot reasonably be cured within such initial cure period and Seller shall have commenced to cure such default within such initial cure period and thereafter diligently and expeditiously proceeds to cure the same, the initial cure period shall be extended by such amount of time as is reasonably necessary for Seller to cure such default, but in no event to exceed thirty (30) days total (inclusive of the initial cure period).

(b)Remedies. Seller shall appoint Buyer as attorney-in-fact of Seller with full power during the occurrence and continuance of an Event of Default and, subject to the following sentence, upon the occurrence and during the continuance of a POA Trigger, in accordance with Exhibit V hereto for the purpose of taking any action and executing or endorsing any instruments that Buyer may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney-in-fact is irrevocable and coupled with an interest. So long as no Event of Default has occurred and is continuing, if Buyer reasonably determines that any Requirement of Law (including a judicial determination) or other circumstances require Buyer to take any action under the power of attorney to preserve Buyer’s ability to exercise any of its rights or remedies hereunder (a “POA Trigger”) and Buyer has requested in writing that Seller take or cause to be taken any such action (which writing shall include a statement that Buyer will exercise its power of attorney if Seller fails to take or cause to be taken such action requested by Buyer), and Seller has not complied with any such request promptly following receipt thereof, then Buyer may exercise its power of attorney as Buyer deems reasonably necessary to preserve Buyer’s ability to exercise any of its rights or remedies hereunder. If an Event of Default shall occur and be continuing with respect to Seller, the following rights and remedies shall be available to Buyer:

(i)At the option of Buyer, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, immediately occur (such date, the “Accelerated Repurchase Date”).

(ii)If Buyer exercises or is deemed to have exercised the option referred to in Article 13(b)(i):

(A)Seller’s obligations hereunder to repurchase all Purchased Assets shall become immediately due and payable on and as of the Accelerated Repurchase Date and Buyer may immediately terminate all Transactions pursuant to the Transaction Documents, in each case, with notice to Seller (except such termination shall be deemed to have occurred, even if notice is not given, upon the occurrence of an Act of Insolvency);

(B)to the extent permitted by applicable law, the Repurchase Price with respect to each Transaction (determined as of the Accelerated Repurchase Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Repurchase Date to, but excluding, the date of payment of the Repurchase Price (as so increased), (x) the Pricing Rate for such Transaction multiplied by (y) the Repurchase Price for such Transaction (decreased by (I) any amounts actually remitted to Buyer by the Account Bank or Seller pursuant to this Agreement and applied to such Repurchase Price, and (II) any amounts applied to the Repurchase Price pursuant to Article 13(b)(ii)(D));

(C)the Custodian shall, upon the request of Buyer, deliver to Buyer all instruments, certificates and other documents then held by the Custodian relating to the Purchased Assets; and

(D)Buyer may, upon at least ten (10) days prior written notice to Seller (provided, however, that such notice shall be deemed to have been given upon the occurrence of an Event of Default due to an Act of Insolvency with respect to Seller or Guarantor), in accordance with Requirements of Law, (1) immediately after the Accelerated Repurchase Date, sell any and all of the Purchased Assets in its sole discretion, and/or (2) in its sole and absolute discretion elect, in lieu of selling all or a portion of such Purchased Assets, to give Seller credit for such Purchased Assets in an amount equal to the fair market value of such Purchased Assets, as determined by Buyer in its sole discretion, against the aggregate unpaid Repurchase Price for such Purchased Assets and any other amounts owing by Seller under the Transaction Documents. The proceeds of any disposition of Purchased Assets effected pursuant to sub-clause (1) above shall be applied by Buyer in the order and manner set forth in Article 5(g).

(iii)The parties acknowledge and agree that (A) the Purchased Assets subject to any Transaction hereunder are not instruments traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for any Purchased Asset, Buyer may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the relevant Purchased Assets). The parties recognize that it may not be possible to purchase or sell all of the Purchased Assets on a particular Business Day, or in a transaction with the same Buyer, or in the same manner because the market for such Purchased Assets may not be liquid. In view of the nature of the Purchased Assets, the parties agree that liquidation of a Transaction or the Purchased Assets does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect, in its sole and absolute discretion, the time and manner of liquidating any Purchased Assets, and nothing contained herein shall obligate Buyer to liquidate any Purchased Assets on the occurrence and during the continuance of an Event of Default or to liquidate all of the Purchased Assets in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Buyer.

(iv)Seller shall be liable to Buyer and its Affiliates and shall indemnify Buyer and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all actual documented out-of-pocket losses, costs and expenses, including reasonable and documented legal fees and expenses of outside counsel, actually incurred by Buyer in connection with or as a consequence of an Event of Default.

(v)Buyer shall have, in addition to its rights and remedies under the Transaction Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, if the Transactions are recharacterized as secured financings, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Buyer and Seller. Without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of Seller’s obligations to Buyer under this Agreement, without prejudice to Buyer’s right to recover any deficiency.

(vi)Buyer may exercise any or all of the remedies available to Buyer immediately upon the occurrence of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Transaction Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Buyer may have.

(vii)Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives, to the extent permitted by law, any defense Seller might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(c)Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Seller hereby grants to Buyer and its Affiliates a right of set-off, without notice to Seller, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Seller to Buyer or any Affiliate of Buyer against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Buyer or its Affiliates to Seller and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Seller and the proceeds therefrom, now or hereafter held or received for the account of Seller (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Buyer or its Affiliates or any entity under the control of Buyer or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Buyer, wherever located).

Buyer and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Seller, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Buyer or its Affiliates by Seller under the Transaction Documents, irrespective of whether Buyer or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE BUYER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR PURCHASED ITEMS THAT SECURE THE AMOUNTS OWING TO BUYER OR ITS AFFILIATES BY SELLER UNDER THE TRANSACTION DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF SELLER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER.

ARTICLE 14
SINGLE AGREEMENT

Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder (as well as the grant of the security interest in Article 6 hereof) constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

ARTICLE 15
RECORDING OF COMMUNICATIONS

BUYER AND SELLER SHALL HAVE THE RIGHT (BUT NOT THE OBLIGATION) FROM TIME TO TIME TO MAKE OR CAUSE TO BE MADE TAPE RECORDINGS OF COMMUNICATIONS BETWEEN ITS EMPLOYEES, IF ANY, AND THOSE OF THE OTHER PARTY WITH RESPECT TO TRANSACTIONS; PROVIDED, HOWEVER, THAT SUCH RIGHT TO RECORD COMMUNICATIONS SHALL BE LIMITED TO COMMUNICATIONS OF EMPLOYEES TAKING PLACE ON THE TRADING FLOOR OF THE APPLICABLE PARTY. BUYER AND SELLER HEREBY CONSENT TO THE ADMISSIBILITY OF SUCH TAPE RECORDINGS IN ANY COURT, ARBITRATION, OR OTHER PROCEEDINGS, AND AGREES THAT A DULY AUTHENTICATED TRANSCRIPT OF SUCH A TAPE RECORDING SHALL BE DEEMED TO BE A WRITING CONCLUSIVELY EVIDENCING THE PARTIES’ AGREEMENT.
ARTICLE 16
NOTICES AND OTHER COMMUNICATIONS

Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by electronic mail provided that such electronic mail notice must also be either (i) acknowledged as received via an electronic mail response or (ii) delivered by one of the means set forth in (a), (b) or (c) above, to the address and person specified in Exhibit I hereto or to such other address and person as shall be designated from time to time by any party hereto in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day or (z) in the case of electronic mail, upon receipt of an acknowledgement of receipt via electronic mail, provided that such electronic mail notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.

ARTICLE 17
ENTIRE AGREEMENT; SEVERABILITY

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

ARTICLE 18
NON-ASSIGNABILITY

(a)No Seller Party may assign any of its rights or obligations under this Agreement or the other Transaction Documents without the prior written consent of Buyer (which may be granted or withheld in Buyer’s sole and absolute discretion) and any attempt by any Seller Party to assign any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of Buyer shall be null and void.

(b)Buyer may, without consent of Seller, at any time and from time to time, assign or participate some or all of its rights and obligations under the Transaction Documents and/or under any Transaction (subject to Article 8(a)) to any Person and, in connection therewith, may bifurcate or allocate (i.e. senior/subordinate) amounts due to Buyer; provided, that, so long as no Event of Default has occurred and is continuing, (i) so long as the initial Buyer owns any economic interest in the Transactions, Citibank, N.A. or an Affiliate thereof shall act as exclusive agent for all assignees or participants with respect to any such assignment, participation, bifurcation or allocation in any dealings with Seller with regard to this Agreement and the Transactions and Seller shall not be obligated or required to deal directly with any Person other than Citibank N.A. or an Affiliate thereof, (ii) no such assignment, participation, bifurcation or allocation shall be to any Person that is not a Qualified Transferee, (iii) Seller shall not be charged for or be required to reimburse or indemnify Buyer or any other Person for any costs or expenses related to any such assignment, participation, bifurcation or allocation and (iv) Seller’s obligations hereunder are not increased and its rights hereunder are not impaired without Seller’s written consent. In connection with any sale, assignment or transfer by Buyer hereunder, other than a sale, assignment, transfer or participation of one hundred percent (100%) of its rights and obligations under the Transaction Documents, provided that no Event of Default has occurred and is continuing, Citibank, N.A. or an Affiliate thereof shall continue to control decision-making with respect to the Purchased Assets, including determining whether to purchase any Eligible Asset in a Transaction and the Market Value of the Purchased Assets. Seller agrees to cooperate, at no cost or expense to Seller, with Buyer in connection with any such assignment, transfer or sale of participating interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Transaction Documents to which it is a party in order to give effect to such assignment, transfer or sale of participating interest.

(c)From and after the effective date specified in each assignment and assumption pursuant to this Article 18, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment and assumption, have the rights and obligations of a Buyer under this Agreement, and the assigning Buyer thereunder shall, to the extent of the interest assigned by such assignment and assumption, be released from its obligations under this Agreement but shall continue to be entitled to the benefits of Article 25 with respect to facts and circumstances occurring prior to the effective date of such assignment so long as such benefits have not been assigned.

(d)Subject to the foregoing, the Transaction Documents and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Transaction Documents, express or implied, shall give to any Person, other than the parties to the Transaction Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Transaction Documents.

(e)Seller shall maintain a record of ownership (the “Register”) identifying the name and address of each assignee hereunder and the amount of each such assignee’s interest in the Purchased Assets, which Register is intended to be maintained in accordance with Section 5f.103- 1(c) of the Treasury Regulations. Transfers made pursuant to Article 18(b) shall be recorded upon such Register. Such Register shall be available for inspection by Buyer at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Seller and Buyer shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Buyer hereunder for all purposes of this Agreement.

(f)If Buyer sells a participation with respect to its rights under this Agreement or under any other Transaction Document with respect to the Purchased Assets, Buyer shall, acting for this purposes as an agent of Seller, maintain a record of ownership (the “Participant Register”) identifying the name and address of each participant and the amount of each such participant’s interest in the Purchased Assets, provided that Buyer and any such other participant shall not have any obligation to disclose all or any portion of the Participation Register (including the identity of any participant or any information related to a participant’s interest in any Transaction Document) to any Person except to the extent necessary to establish that such interests are in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error and Buyer shall treat each Person whose name is recorded in the Participant Register as the owners of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Each participant shall be entitled to the benefits of Articles 3(i) and 5(j) (subject to the requirements and limitations therein, including the requirements under Article 5(j)(v) (it being understood that the documentation required under Article 5(j)(v) shall be delivered to Buyer selling such participation)) to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to this Article 18 above.

(g)Buyer shall cause each assignee, participant or other transferee of Buyer to provide to Seller a properly completed and duly executed United States Internal Revenue Service form W- 9, W-8BEN, W-8BEN-E, W-8ECI, or W-8IMY and/or, as appropriate, other applicable forms as described by the United States Internal Revenue Service or other certifications reasonably requested by Seller for purposes of compliance with applicable withholding provisions pursuant to the Internal Revenue Code and underlying Treasury Regulations, including the Tax forms and certifications required under Article 5(j)(v) (it being understood that the documentation required under Article 5(j)(v) shall be delivered to Buyer in connection with any assignment to such assignee or other transfer to such transferee). Buyer and each assignee, participant or transferee hereby agrees to notify Seller of any change in circumstance that causes a certificate or document provided by it to Seller to no longer be true and to provide updated forms upon the obsolescence of any previously delivered form or promptly notify Seller in writing of its legal inability to do so. Seller shall have no obligation to pay any additional amounts hereunder that may result from the tax status of any assignee, participant or transferee differing from the tax status of Buyer except to the extent that such entitlement to receive additional amounts results from any Change in Law that occurs after such assignee, participant or transferee acquires such interest.

ARTICLE 19
GOVERNING LAW

THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20
NO WAIVERS, ETC.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto.
ARTICLE 21
INTENT

(a)The parties intend and acknowledge that (i) each Transaction is a “securities contract” as that term is defined in Section 741(7) of the Bankruptcy Code (except insofar as the type of assets subject to such Transaction would render such definition inapplicable), (ii) each Purchased Asset constitutes either a “mortgage loan” or “an interest in a mortgage” as such terms are used in the Bankruptcy Code, (iii) each party shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “securities contract” and a “master netting agreement” and (iv) all payments hereunder are deemed “margin payments”, “settlement payments” or transfers in connection with a securities contract as defined in the Bankruptcy Code.

(b)The parties intend and acknowledge that either party’s right to cause the termination, liquidation or acceleration of, or to set-off or net termination values, payment amounts or other transfer obligations arising under, or in connection with, this Agreement or any Transaction hereunder or to exercise any other remedies pursuant to Article 13 is in each case a contractual right to cause or exercise such right as described in Sections 362(b)(6), 555 and 561 of the Bankruptcy Code.

(c)The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and each Transaction hereunder is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)The parties intend and acknowledge that this Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code, and as used in Section 561 of the Bankruptcy Code and a “securities contract” with the meaning of Section 555 and Section 559 of the Bankruptcy Code.

(f)The parties intend and acknowledge that any provisions hereof or in any other document, agreement or instrument that is related in any way to this Agreement shall be deemed “related to” this Agreement within the meaning of Section 741 of the Bankruptcy Code.

(g)Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, it is the intention of the parties that, for U.S. federal and relevant state and local income and franchise tax purposes and for accounting purposes, each Transaction constitute a financing from Buyer to Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes), and that Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) be (except to the extent that Buyer shall have exercised its remedies following an Event of Default) the owner of the Purchased Assets for such purposes. Unless prohibited by applicable law, Seller and Buyer agree to treat the Transactions as described in the preceding sentence (such as on any and all filings with any U.S. federal and relevant state or local taxing authority) and agree not to take any action inconsistent with such treatment.

ARTICLE 22
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The parties acknowledge that they have been advised that:

(a)in the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

ARTICLE 23
CONSENT TO JURISDICTION; WAIVERS

(a)Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.

(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or any Transaction under this Agreement.
(c)The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein.

The parties hereby agree that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.

(d)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.

(e)EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.
ARTICLE 24
NO RELIANCE

Seller hereby acknowledges, represents and warrants to Buyer that, in connection with the negotiation of, the entering into, and the performance under, the Transaction Documents and each Transaction thereunder:

(a)it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Buyer, other than the representations expressly set forth in the Transaction Documents;

(b)it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Buyer;

(c)it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Transaction Documents and each Transaction thereunder and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)it is entering into the Transaction Documents and each Transaction thereunder for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;

(e)	no joint venture exists between Buyer and any Seller Party; and

(f)Buyer is not acting as a fiduciary or financial, investment or commodity trading advisor for any Seller Party and Buyer has not given to any Seller Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Transaction Documents or any Transaction thereunder.

ARTICLE 25
INDEMNITY AND EXPENSES

(a)Seller hereby agrees to indemnify Buyer and its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, actual and documented out-of-pocket costs and actual and documented out-of-pocket expenses or disbursements (including reasonable and documented attorneys’ fees and disbursements of outside counsel) (all of the foregoing included amounts, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Transactions shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Transaction Documents, any Event of Default or any Transaction or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Seller shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party. Without limiting the generality of the foregoing, Seller agrees to hold Buyer harmless from and indemnify Buyer against all Indemnified Amounts with respect to all Purchased Assets relating to or arising out of any violation or alleged violation of any Environmental Law or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than the bad faith, gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Buyer in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall save, indemnify and hold Buyer harmless from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Seller Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller or such Affiliate. Seller also agrees to reimburse Buyer as and when billed by Buyer for all Buyer’s actual and documented out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under any Transaction Document or Transaction, including without limitation the reasonable and documented fees and disbursements of its outside counsel. Seller hereby acknowledges that the obligations of Seller hereunder are recourse obligations of Seller.

(b)Seller agrees to pay or reimburse on demand all of Buyer’s reasonable and documented out-of-pocket costs and expenses, including, without limitation, the fees and expenses of accountants, attorneys and advisors, incurred in connection with (i) the preparation, negotiation, execution and consummation of, and any amendment, supplement or modification to, any Transaction Document or any Transaction thereunder, whether or not such Transaction Document (or amendment thereto) or such Transaction is ultimately consummated, (ii) the consummation and administration of any Transaction, (iii) any enforcement of any of the provisions of the Transaction Documents, any preservation of Buyer’s rights under the Transaction Documents or any performance by Buyer of any obligations of Seller in respect of any Purchased Asset, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Buyer in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and the Servicer Account and registering the Collateral in the name of Buyer or its nominee, (v) any default by Seller in repurchasing the Purchased Asset after Seller has given a notice in accordance with Article 3(e) of an Early Repurchase Date, (vi) any failure by Seller to sell any Eligible Asset to Buyer on the Purchase Date thereof, (vii) any actions taken to perfect or continue any lien created under any Transaction Document, (viii) Buyer owning any Purchased Asset or other Purchased Item and/or (ix) any due diligence performed by Buyer in accordance with Article 26. All such expenses shall be recourse obligations of Seller to Buyer under this Agreement. A certificate as to such costs and expenses, setting forth the calculations thereof shall be conclusive and binding upon Seller absent manifest error.

(c)This Article 25 shall survive termination of this Agreement and the repurchase of all Purchased Assets.

(d)This Article 25 shall have no application with respect to Taxes other than any Taxes that represent, losses, claims, damages, etc. arising from any non-Tax claim.

ARTICLE 26
DUE DILIGENCE

(a)Seller acknowledges that, at reasonable times and upon reasonable notice to Seller, Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, Seller Parties and Servicer for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Seller agrees that upon reasonable prior written notice from Buyer (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Seller shall provide (or shall cause any other Seller Party or Servicer, as applicable, to provide) reasonable access to Buyer and any of its agents, representatives or permitted assigns to the offices of Seller, such other Seller Party or Servicer, as the case may be, during normal business hours and permit them to examine, inspect, and make copies and extracts of the Purchased Asset Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of such party.

(b)Seller agrees that it shall, promptly upon reasonable request of Buyer, deliver (or shall cause to be delivered) to Buyer and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Buyer in accordance with Article 26(a).

(c)Seller agrees to make available (or to cause any other Seller Party or Servicer, as applicable, to make available) to Buyer and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 26(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Seller, such other Seller Party or Servicer, as the case may be, for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Transaction Documents or any Transaction that Buyer reasonably needs to discuss with such Person.

(d)Without limiting the generality of the foregoing, Seller acknowledges that Buyer may enter into Transactions with Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets. Buyer may underwrite such Purchased Assets itself or engage a third- party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of any Seller Party or any Affiliate thereof.

(e)Seller hereby acknowledges and agrees that Buyer shall have the right to commission and order an Appraisal of any Mortgaged Property at any time and from time to time, and Seller shall be responsible for the reasonable and documented costs and expenses incurred by Buyer in obtaining one such Appraisal for the Mortgaged Property or Properties securing a Purchased Asset during any twelve (12) consecutive month period. Seller shall cooperate with Buyer in connection with the commission or order of any Appraisal by Buyer, and Seller shall use commercially reasonable efforts to cause the applicable Mortgagor to cooperate with Buyer in obtaining any such Appraisal, including, without limitation, by providing Buyer with access to the Mortgaged Property.

(f)Seller agrees to reimburse Buyer on demand for reasonable and documented out- of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Buyer in connection with its due diligence activities pursuant to this Article 26, subject to, so long as no Event of Default has occurred and is continuing, a calendar year cap of $50,000.

ARTICLE 27
SERVICING

(a)The parties hereto agree and acknowledge that the Purchased Assets are sold to Buyer on a “servicing released” basis and Buyer is the sole owner of all Servicing Rights so long as the Purchased Assets are subject to this Agreement. Notwithstanding the foregoing, Seller shall be granted a revocable license (which license shall automatically be revoked upon the occurrence of an Event of Default) to cause Servicer to service the Purchased Assets, and Seller shall, at Seller’s sole cost and expense, cause the Servicer to service the Purchased Assets in accordance with the Servicing Agreement and this Article 27 and for the benefit of Buyer. Notwithstanding the foregoing, Seller shall not take any Significant Modification of any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer in its sole discretion.

(b)The obligation of Servicer (or Seller to cause Servicer) to service any of the Purchased Assets shall cease, at Buyer’s option, upon the earlier of (i) Buyer’s termination of Servicer in accordance with Article 27(c) or (ii) the transfer of servicing to any other Servicer and the assumption of such servicing by such other Servicer. Seller agrees to cooperate with Buyer in connection with any termination of Servicer. Upon any termination of Servicer, if no Event of Default shall have occurred and be continuing, Seller shall at its sole cost and expense transfer the servicing of the affected Purchased Assets to another Servicer approved by Buyer, such approval not to be unreasonably withheld, conditioned or delayed, as expeditiously as possible.

(c)Buyer may, in its sole and absolute discretion, terminate Servicer or any sub- servicer with respect to any Purchased Asset (i) at any time that a default by the Servicer under the Servicing Agreement or the Servicing Letter exists after the expiration of any applicable grace, notice and/or cure period set forth therein or (ii) during the continuance of an Event of Default, either for cause or without cause, in each case of clauses (i) and (ii), without payment of any penalty or termination fee by Buyer.

(d)Seller shall not, and shall not permit Servicer to, employ any sub-servicers (including, without limitation, for cashiering services) to service the Purchased Assets without the prior written approval of Buyer, such approval not to be unreasonably withheld, conditioned or delayed. If the Purchased Assets are serviced by a sub-servicer, Seller shall irrevocably assign all of its right, title and interest in any sub-servicing agreement Seller may be a party to with such sub-servicer to Buyer.

(e)Seller shall cause Servicer and any sub-servicer to service the Purchased Assets in accordance with Accepted Servicing Practices. With respect to any Servicing Agreement as to which Buyer is not a party, Seller shall cause Servicer (at the request of Buyer) and any sub- servicers engaged by Seller to execute a letter agreement with Buyer in a form acceptable to Buyer (a “Servicer Letter”) acknowledging Buyer’s security interest in the Purchased Assets and agreeing to remit all Income received with respect to the Purchased Asset to the Collection

Account in accordance with Article 5(e) or as otherwise directed by Buyer in accordance with the Servicer Letter.

(f)Seller agrees that Buyer is the owner of all servicing records relating to the Purchased Assets, including but not limited to the Servicing Agreement, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Purchased Assets (the “Servicing Records”) so long as the Purchased Assets are subject to this Agreement. Seller covenants to (or to cause Servicer to) safeguard such Servicing Records and to deliver them promptly to Buyer or its designee (including the Custodian) at Buyer’s request.

(g)The payment of servicing fees under the Servicing Agreement shall be solely the responsibility of Seller and shall be subordinate to payment of amounts outstanding and due to Buyer under the Transaction Documents.

ARTICLE 28
MISCELLANEOUS

(a)All rights, remedies and powers of Buyer hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Buyer whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Buyer shall have all rights and remedies of a secured party under the UCC.

(b)The Transaction Documents may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Signatures delivered by email (in PDF format) shall be considered binding with the same force and effect as original signatures.

(c)The headings in the Transaction Documents are for convenience of reference only and shall not affect the interpretation or construction of the Transaction Documents.

(d)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)This Agreement together with the other Transaction Documents contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.

(f)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

(g)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(h)Unless otherwise specifically enumerated, wherever pursuant to this Agreement Buyer exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to, Buyer in its sole and absolute discretion, Buyer shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Buyer shall be final and conclusive absent manifest error.

(i)Buyer hereby acknowledges and agrees that except to the extent of the Guaranteed Obligations (as defined in the Guaranty) of Guarantor pursuant to the Guaranty, and subject to the terms, conditions and limitations set forth therein, (a) all obligations of Seller under the Agreement and the other Transaction Documents are recourse obligations solely of Seller, and (b) none of the obligations of Seller under this Agreement and the other Transaction Documents are recourse to Guarantor or any of its Affiliates, subsidiaries, members, partners, officers, directors or personnel.

(j)All information regarding the terms set forth in any of the Transaction Documents or the Transactions (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Seller or Buyer to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, accountants, attorneys, advisors and other representatives (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or Governmental Authority or required by Requirements of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order), (c) to the extent required to be included in the financial statements of either Seller or Buyer or their respective Affiliates, (d) to the extent required to exercise any rights or remedies under the Transaction Documents or Purchased Asset Documents, (e) to the extent required to consummate and administer a Transaction, and (f) to any actual or prospective assignee or holder of a participation interest or other Person which agrees to comply with this Article 28(j); provided, however, that, except for disclosures made pursuant to clause (f) of this sentence, no such disclosure made with respect to any Transaction Document shall include a copy of such Transaction Document to the extent that a summary would suffice, but if it is necessary for a copy of any Transaction Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure. In furtherance of the foregoing, Buyer agrees to keep confidential all non-public information delivered by or on behalf of Seller or Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an Event of Default, all such information relating solely to any Purchased Asset and the Collateral, but not, for the avoidance of doubt, any such information relating to Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 28(j). Notwithstanding anything in this Article 28(j) to the contrary, Confidential Information shall not include any information that (i) is or becomes generally available to the public through no fault of Buyer or Seller or any of their respective Representatives in violation of this Article 28(j); (ii) is or becomes available to Buyer or Seller or any of their respective Representatives on a non-confidential basis from a source other than Buyer or Seller, as applicable, not known to Buyer or Seller or any of their respective Representatives, as applicable, to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality after due inquiry; (iii) is independently developed by Buyer or Seller or any of their respective Representatives without use of or reliance on, either directly or indirectly, any Confidential Information; (iv) was known to or in the possession of Buyer or Seller or any of their respective Representatives on a non-confidential basis, without appropriate documentary evidence thereof, prior to disclosure by Buyer or Seller, as applicable.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.

SELLER:

CMFT RE LENDING RF SUB CB, LLC

By: /s/ NATHAN D. DEBACKER
Name: Nathan D. DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

[Signature Page to Master Repurchase Agreement]

BUYER:

CITIBANK, N.A.

By: /s/ RICHARD SCHLENGER
Name: Richard Schlenger
Title: Authorized Signatory

[Signature Page to Master Repurchase Agreement]